Exhibit 10.1

Execution Version

Deal CUSIP: 50540QAW4

Term Loan CUSIP: 50540QAX2

TERM LOAN CREDIT AGREEMENT

Dated as of March 20, 2026

among

LABCORP HOLDINGS INC.,

as the Parent

LABORATORY CORPORATION OF AMERICA HOLDINGS,

as the Borrower,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent,

THE LENDERS PARTY HERETO,

WELLS FARGO SECURITIES, LLC,

as Joint Lead Arranger and Sole Bookrunner,

PNC CAPITAL MARKETS LLC,

as Joint Lead Arranger

and

PNC BANK, NATIONAL ASSOCIATION,

as Syndication Agent

TABLE OF CONTENTS

ARTICLE I DEFINITIONS AND ACCOUNTING TERMS		1
1.01	Defined Terms	1
1.02	Other Interpretive Provisions	20
1.03	Accounting Terms	20
1.04	Rounding	21
1.05	Times of Day	21
1.06	Divisions	21
1.07	Interest Rates	21

ARTICLE II THE COMMITMENTS AND LOANS		22
2.01	Commitments	22
2.02	Borrowing, Conversions and Continuations of Loans	22
2.03	[Reserved]	23
2.04	[Reserved]	23
2.05	Voluntary Prepayments of Loans	24
2.06	[Reserved]	24
2.07	Repayment of Loans	24
2.08	Interest	24
2.09	Fees	25
2.10	Computation of Interest and Fees	25
2.11	Evidence of Debt	25
2.12	Payments Generally; Administrative Agent’s Clawback	25
2.13	Sharing of Payments by Lenders	27
2.14	[Reserved]	28
2.15	Defaulting Lenders	28
2.16	Certain Permitted Amendments	29

ARTICLE III TAXES, YIELD PROTECTION AND ILLEGALITY		30
3.01	Taxes	30
3.02	Illegality	34
3.03	Inability to Determine Rates	34
3.04	Increased Costs	36
3.05	Compensation for Losses	37
3.06	Mitigation Obligations; Replacement of Lenders	38
3.07	Survival	38

ARTICLE IV CONDITIONS PRECEDENT TO LOANS		38
4.01	Conditions to Effectiveness and Closing Date	38

ARTICLE V REPRESENTATIONS AND WARRANTIES		40
5.01	Organization; Powers	40
5.02	Authorization	41
5.03	Enforceability	41
5.04	Governmental Approvals	41
5.05	Financial Statements	41
5.06	No Material Adverse Change	41
5.07	[Reserved]	42
5.08	Litigation	42
5.09	Federal Reserve Regulations	42

i

5.10	Investment Company Act	42
5.11	Use of Proceeds	42
5.12	[Reserved]	42
5.13	No Material Misstatements	42
5.14	Employee Benefit Plans	43
5.15	[Reserved]	43
5.16	[Reserved]	43
5.17	[Reserved]	43
5.18	OFAC	43
5.19	Anti-Corruption Laws and Sanctions	43

ARTICLE VI AFFIRMATIVE COVENANTS		43
6.01	Existence; Businesses and Properties; Compliance with Laws	43
6.02	Insurance	44
6.03	Obligations and Taxes	44
6.04	Financial Statements, Reports, etc.	44
6.05	Litigation and Other Notices	46
6.06	Maintaining Records; Access to Properties and Inspections	46
6.07	Use of Proceeds	46
6.08	Anti-Corruption Laws and Sanctions	46
6.09	Guarantors	47

ARTICLE VII NEGATIVE COVENANTS		47
7.01	Subsidiary Indebtedness	47
7.02	Liens	49
7.03	Mergers, Consolidations and Sales of Assets	51
7.04	[Reserved]	52
7.05	Maximum Leverage Ratio	52
7.06	[Reserved]	52
7.07	Sanctions	52
7.08	Anti-Corruption Laws	52

ARTICLE VIII EVENTS OF DEFAULT AND REMEDIES		53
8.01	Events of Default	53
8.02	Remedies Upon Event of Default	54
8.03	Application of Funds	55

ARTICLE IX ADMINISTRATIVE AGENT		55
9.01	Appointment and Authority	55
9.02	Rights as a Lender	56
9.03	Exculpatory Provisions.	56
9.04	Reliance by Administrative Agent	57
9.05	Delegation of Duties	57
9.06	Resignation of Administrative Agent	57
9.07	Non-Reliance on Administrative Agent and Other Lenders	58
9.08	No Other Duties; Etc.	59
9.09	Administrative Agent May File Proofs of Claim	59
9.10	Recovery of Erroneous Payments	60

ARTICLE X GUARANTY		60
10.01	Guaranty	60
10.02	No Setoff or Deductions; Taxes; Payments	61
10.03	Rights of Lenders	61
10.04	Certain Waivers	61
10.05	Obligations Independent	62
10.06	Limitation on Guarantees	62

10.07	Subrogation	62
10.08	Termination; Reinstatement	62
10.09	Subordination	63
10.10	Stay of Acceleration	63
10.11	Miscellaneous	63
10.12	Condition of the Borrower	63
10.13	Setoff	63

ARTICLE XI MISCELLANEOUS		64
11.01	Amendments, Etc.	64
11.02	Notices and Other Communications; Facsimile Copies	66
11.03	No Waiver; Cumulative Remedies; Enforcement	68
11.04	Expenses; Indemnity; and Damage Waiver	68
11.05	Payments Set Aside	70
11.06	Successors and Assigns	70
11.07	Treatment of Certain Information; Confidentiality	74
11.08	Setoff	75
11.09	Interest Rate Limitation	75
11.10	Counterparts; Integration; Effectiveness	76
11.11	Survival of Representations and Warranties	76
11.12	Severability	76
11.13	Replacement of Lenders	76
11.14	Governing Law; Jurisdiction; Etc.	77
11.15	Waiver of Right to Trial by Jury	78
11.16	Electronic Execution	78
11.17	USA PATRIOT Act	79
11.18	No Advisory or Fiduciary Relationship	79
11.19	Lender ERISA Representation	80
11.20	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	81
11.21	Acknowledgement Regarding Any Supported QFCs	81

SCHEDULES

2.01	Commitments and Applicable Percentages
11.02	Certain Addresses for Notices

EXHIBITS

A	Form of Loan Notice
B	Form of Term Loan Note
C	Form of Compliance Certificate
D	Form of Assignment and Assumption
E	Form of Joinder Agreement

TERM LOAN CREDIT AGREEMENT

This TERM LOAN CREDIT AGREEMENT is entered into as of March 20, 2026 among LABCORP HOLDINGS INC., a Delaware corporation (the “Parent”), LABORATORY CORPORATION OF AMERICA HOLDINGS, a Delaware corporation (the “Borrower”), the Guarantors (defined herein) from time to time party hereto, the Lenders (defined herein) and Wells Fargo Bank, National Association, as Administrative Agent.

The Borrower has requested that the Lenders provide a term loan facility for the purposes set forth herein, and the Lenders are willing to do so on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01	Defined Terms.

As used in this Agreement, the following terms shall have the meanings set forth below:

“Accepting Lender” has the meaning specified in Section 2.16(a).

“Acquisition” means the acquisition by the Parent or any Wholly Owned Subsidiary of (i) all or substantially all of the assets of a Person or line of business of such Person where the aggregate consideration (in whatever form) payable by the Parent or any Subsidiary is greater than or equal to 10% of the consolidated assets of the Parent and its Subsidiaries prior to giving effect to such Acquisition, or (ii) all or substantially all of the Equity Interests of a Person who, after giving effect to such Acquisition, constitutes a Material Subsidiary.

“Administrative Agent” means Wells Fargo Bank in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02 or such other address or account as the Administrative Agent may from time to time notify the Loan Parties and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Parties” has the meaning specified in Section 11.02(c).

“Aggregate Commitments” means the Commitments of all the Lenders. The aggregate principal amount of the Aggregate Commitments in effect on the Closing Date is SEVEN HUNDRED FIFTY MILLION DOLLARS ($750,000,000).

“Agreement” means this Term Loan Credit Agreement, as amended from time to time.

“Applicable Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) represented by the principal amount of such Lender’s Loans at such time over the aggregate outstanding principal amount of the Loans at such time. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means (i) 0.700%, in the case of Term SOFR Loans and Daily Simple SOFR Loans, and (ii) 0.000%, in the case of Base Rate Loans.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit D or any other form approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any Synthetic Lease of any Person, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease Obligation and (b) in respect of any Securitization Transaction of any Person, the outstanding principal amount of such financing, after taking into account reserve accounts and making appropriate adjustments, as reasonably determined by the Parent in good faith.

“Audited Financial Statements” means the audited consolidated balance sheet of the Parent and its Subsidiaries for the fiscal year ended December 31, 2025, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Parent and its Subsidiaries, including the notes thereto, audited by independent public accountants of recognized national standing and prepared in conformity with GAAP.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 0.50%, (b) the rate of interest in effect for such day as publicly announced from time to time by Wells Fargo Bank as its “prime rate” and (c) Term SOFR plus 1.00%; provided that if the Base Rate would otherwise be less than 0.00% the Base Rate shall be deemed to be 0.00%. The “prime rate” is a rate set by Wells Fargo Bank based upon various factors including Wells Fargo Bank’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in the “prime rate” announced by Wells Fargo Bank shall take effect at the opening of business on the day specified in the public announcement of such change. The parties hereto acknowledge that the rate announced publicly by Wells Fargo Bank as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks. If the Base Rate is being used as an alternate rate of interest pursuant to Section 3.03 hereof, then the Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Beneficial Ownership Regulation” means 31 C.F. R. §1020.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 6.04.

“Borrowing” means a borrowing of Loans pursuant to Section 2.01.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located.

“Capital Lease Obligations” of any Person means, subject to Section 1.03(b)(i), the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change in Control” means the occurrence of any of the following events: (a) any person or group (within the meaning of Rule 13d-5 of the Securities Exchange Act of 1934 as in effect on the date hereof) shall own, directly or indirectly, beneficially or of record, Equity Interests representing more than 45% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Parent, (b) a majority of the seats (other than vacant seats) on the board of directors of the Parent shall at any time cease to be occupied by persons (i) who were members of the board of directors of the Parent on the Closing Date, (ii) who were nominated or elected to the board of directors, or whose nomination or election was approved, by individuals referred to in clause (i) constituting at the time of such election, nomination or approval at least a majority of the members of the board of directors or (iii) who were nominated or elected to the board of directors, or whose nomination or election was approved, by individuals referred to in clauses (i) and (ii) above constituting at the time of such election, nomination or approval at least a majority of the board of directors or (c) the Borrower shall cease to be a direct or indirect Wholly Owned Subsidiary of the Parent.

“Closing Date” means March 20, 2026.

“CME” means CME Group Benchmark Administration Limited.

“Commitment” means, as to each Lender, its obligation to make Loans pursuant to Section 2.01 in an aggregate principal amount equal to the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Conforming Changes” means, with respect to the use, administration of or any conventions associated with SOFR or any proposed Successor Rate or Term SOFR, as applicable, any conforming changes to the definitions of “Base Rate”, “SOFR”, “Term SOFR”, “Daily Simple SOFR” and “Interest Period”, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definitions of “Business Day” and “U.S. Government Securities Business Day”, timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods) as may be appropriate, in the discretion of the Administrative Agent, in consultation with the Borrower, to reflect the adoption and implementation of such applicable rate(s) and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate exists, in such other manner of administration as the Administrative Agent determines (in consultation with the Borrower) is reasonably necessary in connection with the administration of this Agreement and any other Loan Document).

“Consolidated EBITDA” means, for any period for the Parent and its Subsidiaries on a consolidated basis, Consolidated Net Income for such period plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) consolidated interest expense net of interest income for such period, (ii) consolidated income tax expense for such period, (iii) all amounts attributable to depreciation and amortization for such period, (iv) all non-cash write-offs and write-downs of amortizable and depreciable items for such period, (v) any extraordinary, unusual or non-recurring charges, expenses and losses (including charges, fees and expenses incurred in connection with any issuance of debt or equity,

Acquisitions, investments, restructuring activities or Dispositions, whether or not successful) for such period and (vi) all net charges with respect to litigation for such period, and minus (b) without duplication, to the extent included in determining such Consolidated Net Income, (i) all non-cash items of income for such period and (ii) all extraordinary, unusual or non-recurring gains for such period, all as determined in accordance with GAAP.

“Consolidated Net Income” means, for any period, the net income or loss of the Parent and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Worth” means, as of any date of determination, consolidated shareholders’ equity of the Parent and its Subsidiaries as of that date determined in accordance with GAAP.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote 5% or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.

“Covered Party” has the meaning specified in Section 11.21(a).

“Credit Party” has the meaning specified in Section 9.10.

“Daily Simple SOFR” means, with respect to any applicable determination date (a “SOFR Rate Day”), the rate per annum equal to SOFR for the day that is one (1) U.S. Government Securities Business Day prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the Federal Reserve Bank of New York’s website (or any successor source). Any change in Daily Simple SOFR shall be effective from and including the date of such change without further notice. If the rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Daily Simple SOFR Loan” means a Loan that bears interest at a rate based on Daily Simple SOFR. Daily Simple SOFR Loans shall be denominated in Dollars.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means when used with respect to Obligations, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Term SOFR Loan or Daily Simple SOFR Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum, in each case to the fullest extent permitted by applicable Laws.

“Defaulting Lender” means, subject to Section 2.15(b), any Lender that (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans, within three (3) Business Days of the date required to be funded by it hereunder, unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (b) has notified the Borrower or the Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent or the Borrower that it will comply with its funding obligations; provided that any such Lender shall cease to be a Defaulting Lender under this clause (c) upon receipt of such confirmation by the Administrative Agent in a manner reasonably satisfactory to the Administrative Agent or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment or (iv) become the subject of a Bail-In Action; provided, that, a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interests in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.15(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower, and each other Lender promptly following such determination.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanctions (as of the Closing Date, Crimea, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the non-government controlled areas of Kherson and Zaporizhzhia, Cuba, Iran, North Korea and Syria).

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any Sale and Leaseback Transaction) of any property by the Parent or any Subsidiary (including the Equity Interests of any Material Subsidiary), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith where either (i) the aggregate consideration (in whatever form) received by the Parent or any Subsidiary is greater than or equal to 10% of the consolidated assets of the Parent and its Subsidiaries prior to giving effect to such disposition or (ii) such disposition constitutes the sale, assignment, transfer or disposal of all or substantially all of the Equity Interests of a Subsidiary who, prior to giving effect to such disposition, constitutes a Material Subsidiary, but excluding (a) the sale, lease, license, transfer or other disposition of inventory in the ordinary course of business; (b) the sale, lease, license, transfer or other disposition in the ordinary course of business of surplus, obsolete or worn out property no longer used or useful in the conduct of business of the Parent and its Subsidiaries; (c) any sale, lease, license, transfer or other disposition of property to the Parent or any Subsidiary; and (d) any Involuntary Disposition.

“Dollar” and “$” mean lawful money of the United States.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Signature” has the meaning specified in Section 11.16.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.06(b) (subject to such consents, if any, as may be required under Section 11.06(b)(ii)).

“Environmental Laws” means all Laws, rules, regulations, codes, ordinances, orders, decrees, judgments or injunctions issued, promulgated or entered into by or with any Governmental Authority, relating to the environment, the preservation or reclamation of natural resources, the management or release of Hazardous Materials or to the effect of the environment on human health and safety.

“Environmental Liability” means liabilities, obligations, claims, actions, suits, judgments or orders under or relating to any Environmental Law for any damages, injunctive relief, losses, fines, penalties, fees, expenses (including fees and expenses of attorneys and consultants) or costs, whether contingent or otherwise, including those arising from or relating to (a) any action to address the on- or off-site presence, release of, or exposure to, Hazardous Materials, (b) permitting and licensing, governmental administrative oversight and financial assurance requirements, (c) any personal injury (including death), any property damage (real or personal) or natural resource damage and (d) the violation of any Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Parent, is treated as a single employer under Section 414(b) or (c) of the Internal Revenue Code, or solely for purposes of Section 302 of ERISA and Section 412 of the Internal Revenue Code, is treated as a single employer under Section 414 of the Internal Revenue Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived), (b) any failure by any Plan to satisfy the minimum funding standard (within the meaning of Section 412 of the Internal Revenue Code or Section 302 of ERISA) applicable to such Plan, in each case whether or not waived, (c) the filing pursuant to Section 412(c) of the Internal Revenue Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, (d) a determination that any Plan is, or is expected to be, in “at- risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Internal Revenue Code), (e) the incurrence by the Parent or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan or the withdrawal or partial withdrawal of the Parent or any of its ERISA Affiliates from any Plan or Multiemployer Plan, (f) the receipt by the Parent or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, (g) a lien under Section 430(k) of the Internal Revenue Code or Section 303(k) of ERISA is imposed on the assets of the Parent or any ERISA Affiliate, (h) the receipt by the Parent or any of its ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from the Parent or any of its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA in “endangered” or “critical” status, within the meaning of Section 305 of ERISA; or (i) the occurrence of a “prohibited transaction” with respect to which the Parent or any of the Subsidiaries is a “disqualified person” (within the meaning of Section 4975 of the Internal Revenue Code) or with respect to which the Parent or any such Subsidiary could otherwise be liable.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of the Loan Parties hereunder, (a) Taxes imposed on or measured by its overall net income (however denominated), franchise taxes imposed on it (in lieu of net income taxes) and capital Taxes other than capital Taxes resulting from a Change in Law, in each case, (i) by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located or (ii) that are Other Connection Taxes, (b) any branch profits Taxes imposed by the United States or any similar Tax imposed by any other jurisdiction in which a Loan Party is located that are Other Connection Taxes, (c) any backup withholding Tax that is required by the Internal Revenue Code to be withheld from amounts payable to a Lender that has failed to comply with clause (A) of Section 3.01(e)(ii), (d) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 11.13), any United States withholding tax that (i) is required to be imposed on amounts payable to such Foreign Lender pursuant to the Laws in force at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or (ii) is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.01(e)(ii), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Loan Parties with respect to such withholding Tax pursuant to Section 3.01(a)(ii)(A) or (i), and (i) any U.S. federal withholding Taxes imposed under FATCA.

“Facilities Fee Letter” means the letter agreement, dated as of March 20, 2026, among the Borrower, Wells Fargo Bank and WFS.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if such rate is not so published for any day which is a Business Day, the Federal Funds Rate for such day shall be the average of the quotation for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by the Administrative Agent; provided further that if the Federal Funds Rate would otherwise be less than 0.00%, the Federal Funds Rate shall be deemed to be 0.00%.

“Foreign Lender” means any Lender that is organized under the Laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, consistently applied and as in effect from time to time.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment of such Indebtedness or other obligation, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantor” means each of (i) the Parent and any Intermediate Holding Company and (ii) any Subsidiary Guarantor, in each case, that has executed and delivered to the Administrative Agent a Joinder Agreement which has not subsequently been released pursuant to Section 6.09(d).

“Guaranty” means any Guaranty pursuant to Article X made by the Parent, any Intermediate Holding Company or any Subsidiary Guarantor in favor of the Lender Parties evidenced by a Joinder Agreement.

“Hazardous Materials” means (a) petroleum products and byproducts, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, per- and polyfluoroalkyl substances, radon gas, chlorofluorocarbons and all other ozone-depleting substances and (b) any chemical, material, substance, waste, pollutant or contaminant that is prohibited, limited or regulated by or pursuant to any law relating to the environment.

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following whether or not included as indebtedness or liabilities in accordance with GAAP: (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding (i) trade accounts payable and accrued obligations incurred in the ordinary course of business, (ii) deferred compensation payable to directors, officers, employees or consultants and (iii) any purchase price adjustment or earnout incurred in connection with an acquisition until such adjustment or earnout becomes due and payable), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (j) all obligations of such Person to make contingent cash payments in respect of any acquisition, to the extent such obligations are or are required to be shown as liabilities on the balance sheet of such Person in accordance with GAAP and (k) Attributable Indebtedness of Securitization Transactions and Synthetic Leases; provided, that the term “Indebtedness” shall not include (i) deferred or prepaid revenue, (ii) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the seller or (iii) any obligations under a Receivables Purchase Transaction (to the extent such obligations are not or are not required to be shown as liabilities on the balance sheet of such Person in accordance with GAAP). The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitees” has the meaning specified in Section 11.04(b)(i).

“Information” has the meaning specified in Section 11.07.

“Interest Payment Date” means (a) as to any Term SOFR Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Term SOFR Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates and; (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date.

“Interest Period” means as to each Term SOFR Loan, the period commencing on the date such Term SOFR Loan is disbursed or converted to or continued as a Term SOFR Loan and ending on the date one, three or six months thereafter, as selected by the Borrower in its Loan Notice; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period shall extend beyond the Maturity Date.

“Intermediate Holding Company” means any Subsidiary of the Parent at all times organized under the laws of a jurisdiction of the United States that directly or indirectly owns any Equity Interests of the Borrower.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

“Internal Revenue Service” means the United States Internal Revenue Service.

“Involuntary Disposition” means any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any property of the Parent or any of its Subsidiaries where the value of the property subject to such loss, damage, destruction or condemnation is greater than or equal to 10% of the consolidated assets of the Parent and its Subsidiaries prior to giving effect to such disposition.

“Joinder Agreement” means any Joinder Agreement made by any Intermediate Holding Company or any Subsidiary Guarantor in substantially the form of Exhibit E.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lead Arrangers” means WFS and PNC.

“Lender Parties” means, collectively, the Lenders and the Administrative Agent.

“Lenders” means each of the Persons identified as a “Lender” on the signature pages hereto and their successors and assigns.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Leverage Holiday” has the meaning specified in Section 7.05.

“Leverage Ratio” means, on any date, the ratio of Total Debt on such date to Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended on or prior to such date.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset or (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Loan” means an extension of credit by a Lender to the Borrower under Article II.

“Loan Documents” means this Agreement, each Note, each Joinder Agreement and the Facilities Fee Letter.

“Loan Modification Agreement” means a Loan Modification Agreement in form and substance reasonably satisfactory to the Administrative Agent and the Loan Parties, among the Loan Parties, one or more Accepting Lenders and the Administrative Agent.

“Loan Modification Offer” has the meaning specific in Section 2.16(a).

“Loan Notice” means a notice of (a) a Borrowing of Loans, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Term SOFR Loans, in each case pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit A or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Loan Parties” means the Borrower and each Guarantor.

“Maintenance Leverage Ratio” has the meaning specified in Section 7.05.

“Margin Stock” shall have the meaning assigned to such term in Regulation U issued by the FRB.

“Material Adverse Effect” means a materially adverse effect on the financial condition, results of operations or business of the Parent and the Subsidiaries, taken as a whole.

“Material Indebtedness” means Indebtedness (other than the Loans), or obligations in respect of any Hedging Agreement, of the Parent or any of the Subsidiaries in a principal amount exceeding $250,000,000 (in each case, other than intercompany Indebtedness owing to the Parent or any of its Subsidiaries). For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Parent or any Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Parent or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

“Material Subsidiary” means and includes, at any time, any Subsidiary, except Subsidiaries which, if aggregated and considered as a single Subsidiary, would not meet the definition of a “significant subsidiary” contained as of the date hereof in Regulation S-X of the Securities and Exchange Commission.

“Maturity Date” means (i) with respect to any Lender that has not extended the Maturity Date of its Loans pursuant to Section 2.16, the Original Maturity Date and (ii) with respect to any tranche of Loans extended pursuant to a Loan Modification Offer, the final maturity date as specified in the applicable Loan Modification Offer accepted by the respective Accepting Lenders; provided, in each case, that if such day is not a Business Day, the applicable Maturity Date shall be the Business Day immediately preceding such day.

“Maximum Rate” has the meaning specified in Section 11.09.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Non-Accepting Lender” has the meaning specified in Section 2.16(a).

“Non-Consenting Lender” has the meaning specified in Section 11.13.

“Note” or “Notes” means the Term Loan Notes, individually or collectively, as appropriate.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, the Loan Parties arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Parent or any Subsidiary thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Original Maturity Date” means March 20, 2028.

“Other Connection Taxes” means, with respect to any recipient of a payment hereunder, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising solely from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 11.13).

“Parent” has the meaning specified in the introductory paragraph hereto.

“Participant” has the meaning specified in Section 11.06(d)(i).

“Participant Register” has the meaning specified in Section 11.06(d)(i).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Periodic Term SOFR Determination Day” has the meaning specified in the definition of Term SOFR.

“Permitted Amendment” has the meaning specified in Section 2.16(c).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Internal Revenue Code or Section 302 of ERISA, and in respect of which the Parent or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” has the meaning specified in Section 6.04.

“PNC” means PNC Capital Markets LLC, in its capacity as joint lead arranger.

“Pro Forma Basis” means, for purposes of calculating the financial covenant set forth in Section 7.05, any Disposition, Involuntary Disposition, Acquisition or Restricted Payment shall be deemed to have occurred as of the first day of the most recent four fiscal quarter period preceding the date of such transaction for which the Parent was required to deliver financial statements pursuant to Section 6.04(a)(i) or (b). In connection with the foregoing, (i)(a) with respect to any Disposition or Involuntary Disposition, income statement and cash flow statement items (whether positive or negative) attributable to the property disposed of shall be excluded to the extent relating to any period occurring prior to the date of such transaction and (b) with respect to any Acquisition, income statement items attributable to the Person or property acquired shall be included to the extent relating to any period applicable in such calculations to the extent (A) such items are not otherwise included in such income statement items for the Parent and its Subsidiaries in accordance with GAAP or in accordance with any defined terms set forth in Section 1.01 and (B) such items are supported by financial statements or other information reasonably satisfactory to the Administrative Agent and (ii) any Indebtedness incurred or assumed by the Parent or any Subsidiary

(including the Person or property acquired) in connection with such transaction (A) shall be deemed to have been incurred as of the first day of the applicable period and (B) if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning specified in Section 6.04.

“QFC Credit Support” has the meaning specified in Section 11.2111.21.

“Qualified Acquisition” means any acquisition by the Parent or any Subsidiary of (i) all or substantially all of the assets of a Person or line of business of such Person, or (ii) at least a majority of the Equity Interests of a Person, in each case, where the aggregate consideration (in whatever form) payable by the Parent and its Subsidiaries is greater than $1,000,000,000.

“Receivables Purchase Transaction” means an arrangement whereby the Borrower or any of its Subsidiaries (including a special purpose subsidiary) sells, on a non-recourse basis, except to the extent customary in a “true sale” arrangement, its accounts receivable in connection with the collection of such accounts receivable in the ordinary course of business.

“Register” has the meaning specified in Section 11.06(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Removal Effective Date” has the meaning specified in Section 9.06(b).

“Replaced Lender” has the meaning specified in Section 11.13.

“Required Lenders” means, at any time, Lenders holding in the aggregate more than 50% of the outstanding Loans; provided that if at any time there are fewer than three unaffiliated Lenders with outstanding Loans, then “Required Lenders” shall include all Lenders. The outstanding Loans held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Rescindable Amount” has the meaning specified in Section 2.12(b)(ii)(1).

“Resignation Effective Date” has the meaning specified in Section 9.06(a).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of the applicable Loan Party and, solely for purposes of the delivery of certificates pursuant to Section 4.01, the secretary or any assistant secretary of such Loan Party and, solely for purposes of notices given pursuant to Article II, any other officer or employee of such Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of such Loan Party designated in or pursuant to an agreement between such Loan Party and the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means (a) any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Parent or any Subsidiary, or (b) any Share Repurchase. It is understood that the withholding of shares, and the payment of cash to the Internal Revenue Service in an amount not to exceed the value of the withheld shares, by the Parent in connection with any of its stock incentive plans shall not constitute Restricted Payments.

“Revolving Credit Agreement” means the Fourth Amended and Restated Credit Agreement, dated as of June 27, 2025, among the Borrower, the Parent, other guarantors from time to time party thereto, the lenders from time to time party thereto, and Bank of America, N.A., as administrative agent, as amended, restated, extended, refinanced or replaced from time to time.

“Sale and Leaseback Transaction” means, with respect to the Parent or any Subsidiary, any arrangement, directly or indirectly, with any Person whereby the Parent or such Subsidiary shall sell or transfer any property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

“Sanctions” means any economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the United States Government (including without limitation those administered by OFAC or the U.S. Department of State), or (b) the United Nations Security Council, the European Union, any European Union member state, His Majesty’s Treasury of the United Kingdom or other relevant sanctions authority.

“Scheduled Unavailability Date” has the meaning specified in Section 3.03(b)(ii).

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Securitization Transaction” means, with respect to any Person, any financing arrangement under which such Person or any Subsidiary of such Person may sell, convey or otherwise transfer, or grant a security interest in, accounts, payments, receivables, rights to future lease payments or residuals or similar rights to payment to a trust, partnership, corporation, limited liability company or other entity (which may be an SPE Subsidiary), which transfer is funded in whole or in part, directly or indirectly, by the incurrence or issuance by the transferee or successor transferee (which may be an SPE Subsidiary) of Indebtedness, other securities or interests that are to receive payments from, or that represent interests in, the cash flow derived from such accounts, payments, receivables, rights to future lease payments or residuals or similar rights to payment; provided, that a Receivables Purchase Transaction shall not constitute a Securitization Transaction.

“Share Repurchase” means the payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancelation or termination of any Equity Interests in the Parent or any Subsidiary, other than (i) a payment to the extent consisting of Equity Interests of equal or junior ranking and (ii) acquisitions of Equity Interests pursuant to employee and/or director stock plans or employee and/or director compensation plans, including acquisitions (or withholding) of Equity Interests in the Parent or any Subsidiary pursuant to any such plan pursuant to the term thereof or in satisfaction of withholding or similar taxes payable by any present or former officer, employee, director or member of management.

“SOFR” means, with respect to any applicable determination date, the Secured Overnight Financing Rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York, as the administrator of SOFR, or any successor administrator of SOFR designated by the Federal Reserve Bank of New York or other Person acting as the SOFR Administrator at such time that is satisfactory to the Administrative Agent.

“SOFR Rate Day” has the meaning specified in the definition of Daily Simple SOFR.

“SPE Subsidiary” means any Subsidiary formed solely for the purpose of, and that engages only in, one or more Securitization Transactions and transactions related or incidental thereto.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of Voting Stock is at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Parent.

“Subsidiary Guarantor” has the meaning specified in Section 6.09(c)(i).

“Successor Rate” has the meaning specified in Section 3.03(b).

“Supported QFC” has the meaning specified in Section 11.21.

“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing arrangement whereby the arrangement is considered borrowed money indebtedness for tax purposes but is classified as an operating lease or does not otherwise appear on a balance sheet under GAAP.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan Note” has the meaning specified in Section 2.11.

“Term SOFR” means:

(a) for any calculation with respect to a Term SOFR Loan, the Term SOFR Screen Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by CME (or any successor administrator satisfactory to the Administrative Agent); provided, however, that if as of 5:00 p.m. (Eastern time) on any Periodic Term SOFR Determination Day the Term SOFR Screen Rate for the applicable tenor has not been published by CME (or any successor administrator satisfactory to the Administrative Agent) and a Term SOFR Replacement Date with respect to the Term SOFR Screen Rate has not occurred, then Term SOFR will be the Term SOFR Screen Rate for such tenor as published by CME (or any successor administrator satisfactory to the Administrative Agent) on the first preceding U.S. Government Securities Business Day for which such Term SOFR Screen Rate for such tenor was published by CME (or any successor administrator satisfactory to the Administrative Agent) so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b) for any calculation with respect to a Base Rate Loan on any day, the Term SOFR Screen Rate for a tenor of one month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by CME (or any successor administrator satisfactory to the Administrative Agent); provided, however, that if as of 5:00 p.m. (Eastern time) on any Base Rate Term SOFR Determination Day the Term SOFR Screen Rate for the applicable tenor has not been published by CME (or any successor administrator satisfactory to the Administrative Agent) and a Term SOFR Replacement Date with respect to the Term SOFR Screen Rate has not occurred, then Term SOFR will be the Term SOFR Screen Rate for such tenor as published by CME (or any successor administrator satisfactory to the Administrative Agent) on the first preceding U.S. Government Securities Business Day for which such Term SOFR Screen Rate for such tenor was published by CME (or any successor administrator satisfactory to the Administrative Agent) so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Base Rate SOFR Determination Day;

provided that if Term SOFR determined in accordance with either of the foregoing provisions (a) or (b) of this definition would otherwise be less than zero, Term SOFR shall be deemed zero for purposes of this Agreement.

“Term SOFR Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of Term SOFR.

“Term SOFR Replacement Date” has the meaning specified in Section 3.03(b).

“Term SOFR Screen Rate” means the forward-looking SOFR term rate administered by CME (or any successor administrator satisfactory to the Administrative Agent) and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time). For the purposes of this definition, “SOFR” shall mean the Secured Overnight Financing Rate as administered by the Federal Reserve Bank of New York (or a successor administrator).

“Total Debt” means, at any time, (a) the consolidated total Indebtedness of the Parent and the Subsidiaries at such time (excluding (i) Indebtedness of the type described in clause (h) of the definition of such term, except to the extent of any unreimbursed drawings thereunder, as determined in accordance with GAAP, and (ii) Indebtedness incurred for the purpose of consummating a Qualified Acquisition if (and for so long as) (A) such Qualified Acquisition has not been consummated and (B) (x) the proceeds of such Indebtedness are held by the Parent or any of its Subsidiaries in the form of unrestricted cash or cash equivalents or (y) such Indebtedness is subject to mandatory redemption in the event such Qualified Acquisition is not consummated) minus, (b) the aggregate amount of unrestricted cash and cash equivalents of the Parent and its Subsidiaries in excess of $500,000,000.

“Transactions” has the meaning specified in Section 5.02.

“Type” means, with respect to any Loan, its character as a Base Rate Loan, a Daily Simple SOFR Loan or a Term SOFR Loan.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“United States” and “U.S.” mean the United States of America.

“USA PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“U.S. Government Securities Business Day” means any Business Day, except any Business Day on which any of the Securities Industry and Financial Markets Association, the New York Stock Exchange or the Federal Reserve Bank of New York is not open for business because such day is a legal holiday under the federal laws of the United States or the laws of the State of New York, as applicable.

“U.S. Special Resolution Regimes” has the meaning specified in Section 11.21.

“Voting Stock” means, with respect to any Person, Equity Interests issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

“Wells Fargo Bank” means Wells Fargo Bank, National Association, a national banking association.

“WFS” means Wells Fargo Securities, LLC, in its capacity as joint lead arranger and sole bookrunner.

“Wholly Owned Subsidiary” means any Person 100% of whose Equity Interests are at the time owned by the Parent directly or indirectly through other Persons 100% of whose Equity Interests are at the time owned, directly or indirectly, by the Parent.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.02	Other Interpretive Provisions.

With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto”, “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all real and personal property and tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03	Accounting Terms.

(a) Generally. Except as otherwise specifically prescribed herein, all accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements; provided, however, that calculations of Attributable Indebtedness under any Synthetic Lease or the implied interest component of any Synthetic Lease shall be made by the Parent in accordance with accepted financial practice and consistent with the terms of such Synthetic Lease.

(b) Changes in GAAP. The Parent will provide a written summary of material changes in GAAP and in the consistent application thereof with each annual and quarterly Compliance Certificate delivered in accordance with Section 6.04(c)(i). If at any time any change (or any application thereof following such change) in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Loan Parties shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP or the application thereof (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP in effect prior to such change therein (or the application thereof) and (ii) the Parent shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP (or the application thereof). Notwithstanding any other provision contained herein, all obligations of any Person that are or would be characterized as an operating lease as determined in accordance with GAAP as in effect on December 31, 2018 (whether or not such operating lease was in effect on such date) shall continue to be accounted for as an operating lease (and not as a Capital Lease Obligation) for purposes of this Agreement regardless of any change in GAAP following December 31, 2018 that would otherwise require such obligation to be recharacterized as a Capital Lease Obligation.

(c) Calculations. Notwithstanding the above, the parties hereto acknowledge and agree that all calculations of the financial covenant in Section 7.05 shall be made on a Pro Forma Basis.

(d) FASB ASC 825 and FASB ASC 470-20. Notwithstanding the above, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Parent and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

1.04	Rounding.

Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05	Times of Day.

Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.06	Divisions.

For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

1.07	Interest Rates.

The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to any reference rate referred to herein or with respect to any rate (including, for the avoidance of doubt, the selection of such rate and any related spread or other adjustment) that is an alternative or replacement for or successor to any such rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or the effect of any of the foregoing, or of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions or other activities that affect any reference rate referred to herein, or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or any related spread or other adjustments thereto, in each case in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any reference rate referred to herein or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing), in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or other action or omission related to or affecting the selection, determination, or calculation of any rate (or component thereof) provided by any such information source or service.

ARTICLE II

THE COMMITMENTS AND LOANS

2.01	Commitments.

Subject to the terms and conditions set forth herein, each Lender severally agrees to make a single Loan to the Borrower in Dollars in an amount specified by the Borrower in accordance with Section 2.02 and not to exceed its Commitment in a single drawing on the Closing Date; provided that if for any reason the full amount of such Lender’s Commitment is not fully drawn on the Closing Date, the undrawn portion thereof shall automatically be cancelled thereon. The Loans shall be made by the Lenders ratably according to their respective Applicable Percentage. Amounts borrowed under this Section 2.01 and repaid or prepaid may not be reborrowed.

2.02	Borrowing, Conversions and Continuations of Loans.

(a) The Borrowing, each conversion of Loans from one Type to the other, and each continuation of Term SOFR Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by (A) telephone, or (B) a Loan Notice; provided that any telephonic notice must be confirmed promptly by delivery to the Administrative Agent of a Loan Notice. Each such Loan Notice must be received by the Administrative Agent not later than 11:00 a.m. (i) two (2) U.S. Government Securities Business Days prior to the requested date of the Borrowing of, conversion to or continuation of, Term SOFR Loans or of any conversion of Term SOFR Loans to Base Rate Loans, and (ii) on the requested date of the Borrowing of Base Rate Loans or Daily Simple SOFR Loans. Each conversion to or continuation of Term SOFR Loans or Daily Simple SOFR Loans shall be in a principal amount of $2,000,000 or a whole multiple of $1,000,000 in excess thereof. Each conversion to Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof. Each Loan Notice shall specify (i) whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Term SOFR Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of a Loan in a Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Term SOFR Loans with an Interest Period of one month. Any such automatic conversion to Term SOFR Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Term SOFR Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Term SOFR Loans in any Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b) Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Term SOFR Loans with an Interest Period of one month as described in the preceding subsection. In the case of a Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent by wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.

(c) Except as otherwise provided herein, a Term SOFR Loan may be continued or converted only on the last day of the Interest Period for such Term SOFR Loan. During the existence of a Default, no Loans may be requested as Daily Simple SOFR Loans or requested as, converted to or continued as Term SOFR Loans without the consent of the Required Lenders, and the Required Lenders may demand that any or all of the then outstanding Daily Simple SOFR Loans and/or Term SOFR Loans be converted immediately to Base Rate Loans.

(d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Term SOFR Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Wells Fargo Banks’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e) After giving effect to all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than 10 Interest Periods in effect with respect to all Loans.

(f) With respect to SOFR or Term SOFR, the Administrative Agent will have the right, in consultation with the Borrower, to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Borrower and the Lenders reasonably promptly after such amendment becomes effective.

2.03	[Reserved].

2.04	[Reserved].

2.05	Voluntary Prepayments of Loans

The Borrower may, upon notice from the Borrower to the Administrative Agent, at any time or from time to time voluntarily prepay Loans, in whole or in part without premium or penalty; provided that (A) such notice must be in a form reasonably acceptable to the Administrative Agent and be received by the Administrative Agent not later than 11:00 a.m. (1) three (3) U.S. Government Securities Business Days prior to any date of prepayment of Term SOFR Loans and (2) on the same Business Day as prepayment of Base Rate Loans; (B) any such prepayment of Term SOFR Loans shall be in a principal amount of $2,000,000 or a whole multiple of $1,000,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding); and (C) any prepayment of Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding). Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Term SOFR Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Term SOFR Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Subject to Section 2.15, each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Applicable Percentages. Each notice delivered by the Borrower pursuant to this Section 2.05(A) shall be irrevocable; provided that a notice of prepayment delivered by the Borrower may state that such notice is conditioned on the occurrence of a refinancing of all or any portion of the Loans or the occurrence of any other event which would have provided the cash proceeds for such prepayment, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified closing date of such refinancing or other such event) if such condition is not satisfied.

2.06	[Reserved].

2.07	Repayment of Loans.

The remaining unpaid principal amount of the Loans, together with all other amounts owed with respect to the Obligations hereunder, will be payable for each Lender on such Lender’s Maturity Date.

2.08	Interest.

(a) Subject to the provisions of subsection (i) below, (i) each Term SOFR Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the sum of Term SOFR for such Interest Period plus the Applicable Rate, (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate and (iii) each Daily Simple SOFR Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to Daily Simple SOFR plus the Applicable Rate.

(b) (i) If any amount hereunder is not paid when due (after giving effect to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09	Fees.

The Borrower shall pay the fees in the amounts and at the times specified in the Facilities Fee Letter in accordance with the terms thereof. Such fees shall be fully earned when paid and shall be non-refundable for any reason whatsoever.

2.10	Computation of Interest and Fees.

All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to Term SOFR) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365/366-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.11	Evidence of Debt.

The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a promissory note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each such promissory note shall be in the form of Exhibit B (a “Term Loan Note”). Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto. Promptly following the written request to a Lender by the Borrower upon the termination of this Agreement, such Lender shall use commercially reasonable efforts to (i) return to the Borrower each Note issued to it, or (ii) in the case of any loss, theft or destruction of any such Note, a customary lost note affidavit in form and substance reasonably satisfactory to the Borrower.

2.12	Payments Generally; Administrative Agent’s Clawback.

(a) General. All payments to be made by a Loan Party shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by a Loan Party hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 1:00 p.m. on the date specified herein. Any payment received after such time but before 2:00 p.m. on such day shall be deemed a payment on such date for the purposes of Section 8.01, but for all other purposes shall be deemed to have been made on the next succeeding Business Day. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. Subject to the definition of “Interest Period”, if any payment to be made by a Loan Party shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of Borrowing of Term SOFR Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of the Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of any Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in the Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the applicable Loan Party will not make such payment, the Administrative Agent may assume that such Loan Party has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders, as the case may be, the amount due. With respect to any payment that the Administrative Agent makes for the account of the Lenders hereunder as to which the Administrative Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies (such payment referred to as the “Rescindable Amount”): (1) a Loan Party has not in fact made such payment; (2) the Administrative Agent has made a payment in excess of the amount so paid by such Loan Party (whether or not then owed); or (3) the Administrative Agent has for any reason otherwise erroneously made such payment; then each of the Lenders, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (i) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for the Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 11.04(c) are several and not joint. The failure of any Lender to make its Loan or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or to make its payment under Section 11.04(c).

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for its Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for its Loan in any particular place or manner.

2.13	Sharing of Payments by Lenders.

If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of a Loan Party pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than an assignment to the Parent or any Subsidiary thereof (as to which the provisions of this Section shall apply).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

2.14	[Reserved].

2.15	Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendment. The Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 11.01.

(ii) Reallocation of Payments. Any payment of principal, interest, fees or other amount received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 11.08), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided, that, if (x) such payment is a payment of the principal amount of any Loans in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans were made at a time when the conditions set forth in Section 4.01 were satisfied or waived, such payment shall be applied solely to the pay the Loans of, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.15(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(b) Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages, whereupon that Lender will cease to be a Defaulting Lender; provided, that, no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; provided, further, that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.

2.16	Certain Permitted Amendments.

(a) The Borrower may, by written notice to the Administrative Agent from time to time beginning on the date that is 6 months after the Closing Date, but not more than three times during the term of this Agreement (and with no more than one such offer outstanding at any one time), make one or more offers (each, a “Loan Modification Offer”) to all the Lenders to make one or more Permitted Amendments pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to the Borrower. Such notice shall set forth (i) the terms and conditions of the requested Permitted Amendment and (ii) the date on which such Permitted Amendment is requested to become effective. Notwithstanding anything to the contrary in Section 11.01, each Permitted Amendment shall only require the consent of the Loan Parties, the Administrative Agent and those Lenders that accept the applicable Loan Modification Offer (such Lenders, the “Accepting Lenders”), and each Permitted Amendment shall become effective only with respect to the Loans of the Accepting Lenders. In connection with any Loan Modification Offer, the Borrower may, at its sole option, with respect to one or more of the Lenders that are not Accepting Lenders (each, a “Non-Accepting Lender”) replace such Non-Accepting Lender pursuant to Section 11.13. Upon the effectiveness of any Permitted Amendment and any assignment of any Non-Accepting Lender’s Loans pursuant to Section 11.13, subject to the payment of applicable amounts pursuant to Section 3.05 in connection therewith, the Borrower shall be deemed to have made such borrowings and repayments of the Loans, and the Lenders shall make such adjustments of outstanding Loans between and among them, as shall be necessary to effect the reallocation of the Loans such that, after giving effect thereto, the Loans shall be held by the Lenders (including the Eligible Assignees as the new Lenders) ratably in accordance with their Applicable Percentages.

(b) The Loan Parties and each Accepting Lender shall execute and deliver to the Administrative Agent a Loan Modification Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the acceptance of the Permitted Amendments and the terms and conditions thereof. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Loan Modification Agreement. Each of the parties hereto hereby agrees that, upon the effectiveness of any Loan Modification Agreement, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Permitted Amendment evidenced thereby and only with respect to the Loans of the Accepting Lenders, including any amendments necessary to treat the applicable Loans of the Accepting Lenders as a new “Class” or “Tranche” of loans hereunder. Notwithstanding the foregoing, no Permitted Amendment shall become effective unless the Administrative Agent, to the extent reasonably requested by the Administrative Agent, shall have received legal opinions, board resolutions, officer’s and secretary’s certificates and other documentation consistent with those delivered on the Closing Date under this Agreement.

(c) “Permitted Amendments” means any or all of the following: (i) an extension of the Maturity Date applicable solely to the Loans of the Accepting Lenders, (ii) an increase in the interest rate with respect to the Loans of the Accepting Lenders, (iii) the inclusion of additional fees to be payable to the Accepting Lenders in connection with the Permitted Amendment (including any commitment fees and upfront fees), (iv) such amendments to this Agreement and the other Loan Documents as shall be appropriate, in the reasonable judgment of the Administrative Agent, to provide the rights and benefits of this Agreement and other Loan Documents to each new “Class” or “Tranche” of loans resulting therefrom, provided that payments of principal and interest on Loans (including Loans of Accepting Lenders) shall continue to be shared pro rata in accordance with Section 2.13, except that notwithstanding Section 2.13 the Loans of the Non-Accepting Lenders may be repaid and terminated on their applicable Maturity Date, without any pro rata reduction of the commitments and repayment of Loans of Accepting Lenders with a different Maturity Date and

(v) such other amendments to this Agreement and the other Loan Documents as shall be appropriate, in the reasonable judgment of the Administrative Agent, to give effect to the foregoing Permitted Amendments.

(d) This Section 2.16 shall supersede any provision in Section 11.01 to the contrary. Notwithstanding any reallocation into extending and non-extending “Classes” or “Tranches” in connection with a Permitted Amendment, all Loans to the Borrower under this Agreement shall rank pari-passu in right of payment.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01	Taxes.

(a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes. (i) Any and all payments by or on account of any obligation of the Loan Parties hereunder or under any other Loan Document shall to the extent permitted by applicable Laws be made free and clear of and without reduction or withholding for any Taxes. If, however, applicable Laws require a Loan Party or the Administrative Agent to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such Laws as determined by the Borrower or the Administrative Agent, as the case may be, upon the basis of the information and documentation to be delivered pursuant to subsection (i) below.

(ii) If a Loan Party or the Administrative Agent shall be required to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding Taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (i) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by a Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b) Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (i) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law.

(c) Tax Indemnifications. (i) Without limiting the provisions of subsection (i) or (b) above, the Loan Parties shall, and do hereby, indemnify the Administrative Agent and each Lender, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) withheld or deducted by a Loan Party or the Administrative Agent paid by the Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority;

provided, however, that such indemnity shall not, as to any indemnitee, be available to the extent that the imposition of such Taxes is determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such indemnitee. The Loan Parties shall also, and do hereby, indemnify the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, for any amount which a Lender for any reason fails to pay indefeasibly to the Administrative Agent as required by clause (ii) of this subsection. A certificate as to the amount of any such payment or liability delivered to a Loan Party by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(ii) Without limiting the provisions of subsection (i) or (b) above, each shall, and does hereby, indemnify the Loan Parties and the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities, penalties, interest and expenses (including the fees, charges and disbursements of any counsel for the Borrower or the Administrative Agent) incurred by or asserted against the Loan Parties or the Administrative Agent by any Governmental Authority as a result of the failure by such Lender to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Lender to the Loan Parties or the Administrative Agent pursuant to subsection (i). Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii). The agreements in this clause (ii) shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all other Obligations.

(d) Evidence of Payments. Upon request by the Borrower or the Administrative Agent, as the case may be, after any payment of Taxes by the Borrower or by the Administrative Agent to a Governmental Authority as provided in this Section 3.01, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.

(e) Status of Lenders; Tax Documentation. (i) Each Lender shall deliver to the Borrower and to the Administrative Agent, at the time or times prescribed by applicable Laws or when reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the Borrower or the Administrative Agent, as the case may be, to determine (A) whether or not payments made hereunder or under any other Loan Documents are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Lender by the Borrower pursuant to this Agreement or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction. Notwithstanding anything to the contrary in the previous sentence, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (i)(ii)(A), (ii)(B)(I) through (ii)(B)(IV) and (ii)(C) of this Section) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, if the Borrower is resident for tax purposes in the United States,

(A) any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code shall deliver to the Borrower and the Administrative Agent executed copies of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable Laws or reasonably requested by the Borrower or the Administrative Agent certifying that such Lender is exempt from U.S. federal backup withholding;

(B) each Foreign Lender that is entitled under the Internal Revenue Code or any applicable treaty to an exemption from or reduction of withholding Tax with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(I) executed copies of Internal Revenue Service Form W-8BEN or Form W-8BEN-E, as applicable, claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(II) executed copies of Internal Revenue Service Form W-8ECI,

(III) executed copies of Internal Revenue Service Form W-8IMY and all required supporting documentation,

(IV) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Internal Revenue Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Internal Revenue Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Internal Revenue Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Internal Revenue Code and (y) executed copies of Internal Revenue Service Form W-8BEN or Form W-8BEN-E, as applicable, or

(V) executed copies of any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in United States Federal withholding Tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(C) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 3.01(e)(ii)(C), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii) Each Lender shall promptly (A) notify the Borrower and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed Tax exemption or Tax reduction, and (B) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws of any jurisdiction that the Borrower or the Administrative Agent make any withholding or deduction for Taxes from amounts payable to such Lender.

(iv) Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(f) Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender, as the case may be. If the Administrative Agent or any Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Loan Parties or with respect to which a Loan Party has paid additional amounts pursuant to this Section, it shall pay to such Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses incurred by the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that each Loan Party, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its taxes that it deems confidential) to the Loan Parties or any other Person.

(g) FATCA. For purposes of determining withholding taxes imposed under FATCA, from and after the Closing Date, the Borrower and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) the Agreement as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

3.02	Illegality.

If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to SOFR, Term SOFR or Daily Simple SOFR, or to determine or charge interest rates based upon SOFR, Term SOFR or Daily Simple SOFR, then, upon notice thereof by such Lender to the Borrower (through the Administrative Agent), (i) any obligation of such Lender to make or continue Term SOFR Loans or Daily Simple SOFR Loans or to convert Base Rate Loans to Term SOFR Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Term SOFR component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), (1) promptly prepay or, if applicable, convert all Daily Simple SOFR Loans to Base Rate Loans (the interest rate on which Base Rate Loans shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the Base Rate) and (2) prepay or, if applicable, convert all Term SOFR Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Term SOFR Loan to such day, or immediately, if such Lender may not lawfully continue to maintain such Term SOFR Loan and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon SOFR, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Term SOFR component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon SOFR. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 3.05.

3.03	Inability to Determine Rates.

(a) If in connection with any request for a Daily Simple SOFR Loan or a Term SOFR Loan or a conversion to or a continuation thereof, (i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (A) no Successor Rate has been determined in accordance with Section 3.03(b), and the circumstances under clause (i) of Section 3.03(b) or the Scheduled Unavailability Date has occurred, or (B) adequate and reasonable means do not otherwise exist for determining Daily Simple SOFR for any determination date or Term SOFR for any requested Interest Period with respect to a proposed Daily Simple SOFR Loan or Term SOFR Loan or in connection with an existing or proposed Base Rate Loan, or (ii) the Administrative Agent or the Required Lenders determine for any reason that Daily Simple SOFR with respect to a proposed Daily Simple SOFR Loan or that Term SOFR for any requested Interest Period with respect to a proposed Loan, as applicable, does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Daily Simple SOFR Loans or Term SOFR Loans, as applicable, or to convert Base Rate Loans to Daily Simple SOFR Loans or Term SOFR Loans, shall be suspended (to the extent of the affected Term SOFR Loans or Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to the Term SOFR component of the Base Rate, the utilization of the Term SOFR component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (or, in the case of a determination by the Required Lenders described in clause (i) of this Section 3.03(a)(i), until the Administrative Agent upon instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, (i) the Borrower may revoke any pending request for a Borrowing of Daily Simple SOFR Loans and/or a Borrowing of, or conversion to, or continuation of Term SOFR Loans (to the extent of the affected Term SOFR Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein and (ii) any outstanding Daily Simple SOFR Loans shall be deemed to have been converted to Base Rate Loans immediately and any outstanding Term SOFR Loans shall be deemed to have been converted to Base Rate Loans immediately at the end of their respective applicable Interest Period.

(b) Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Borrower or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to the Borrower) that the Borrower or Required Lenders (as applicable) have determined, that:

(i) adequate and reasonable means do not exist for ascertaining one month, three month and six month interest periods of Term SOFR, including, without limitation, because the Term SOFR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii) CME or any successor administrator of the Term SOFR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent or such administrator with respect to its publication of Term SOFR, in each case acting in such capacity, has made a public statement identifying a specific date after which one month, three month and six month interest periods of Term SOFR or the Term SOFR Screen Rate shall or will no longer be made available, or permitted to be used for determining the interest rate of Dollar denominated syndicated loans, or shall or will otherwise cease, provided that, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent, that will continue to provide such interest periods of Term SOFR after such specific date (the latest date on which one month, three month and six month interest periods of Term SOFR or the Term SOFR Screen Rate are no longer available permanently or indefinitely, the “Scheduled Unavailability Date”);

then, on a date and time determined by the Administrative Agent (any such date, the “Term SOFR Replacement Date”), which date shall be at the end of an Interest Period or on the relevant interest payment date, as applicable, for interest calculated and, solely with respect to clause (ii) above, no later than the Scheduled Unavailability Date, Term SOFR will be replaced hereunder and under any Loan Document with Daily Simple SOFR for any payment period for interest calculated that can be determined by the Administrative Agent, in each case, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document (the “Successor Rate”).

If the Successor Rate is Daily Simple SOFR, all interest payments will be payable on a monthly basis.

Notwithstanding anything to the contrary herein, (i) if the Administrative Agent determines that Daily Simple SOFR is not available on or prior to the Term SOFR Replacement Date, or (ii) if the events or circumstances of the type described in Section 3.03(b)(i) or (ii) have occurred with respect to the Successor Rate then in effect, then in each case, the Administrative Agent and the Borrower may amend this Agreement solely for the purpose of replacing Term SOFR or any then current Successor Rate in accordance with this Section 3.03 at the end of any Interest Period, relevant interest payment date or payment period for interest calculated, as applicable, with an alternative benchmark rate giving due consideration to any evolving or then existing convention for similar Dollar denominated credit facilities syndicated and agented in the United States for such alternative benchmark. and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar Dollar denominated credit facilities syndicated and agented in the United States for such benchmark, which adjustment or method for calculating such adjustment shall be published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion and may be periodically updated. For the avoidance of doubt, any such proposed rate and adjustments, shall constitute a “Successor Rate”. Any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders object to such amendment.

The Administrative Agent will promptly (in one or more notices) notify the Borrower and each Lender of the implementation of any Successor Rate.

Any Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

Notwithstanding anything else herein, if at any time any Successor Rate as so determined would otherwise be less than zero, the Successor Rate will be deemed to be zero for the purposes of this Agreement and the other Loan Documents.

In connection with the implementation of a Successor Rate, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Borrower and the Lenders reasonably promptly after such amendment becomes effective.

3.04	Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(ii) subject any Lender to any Tax of any kind whatsoever with respect to this Agreement, any Term SOFR Loan or Daily Simple SOFR Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except in each case for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender); or

(iii) impose on any Lender or any applicable interbank market any other condition, cost or expense affecting this Agreement or Term SOFR Loans or Daily Simple SOFR Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender, or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, promptly after receipt of the certificate contemplated by Section 3.04(c) from such Lender, the Borrower will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then, promptly after receipt of the certificate contemplated by Section 3.04(c) from such Lender, the Borrower will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error; provided, however, that notwithstanding anything to the contrary contained in this Section 3.04, in the case of any Change in Law, it shall be a condition to a Lender’s exercise of its rights, if any, under this Section 3.04 that such Lender shall generally be exercising similar rights with respect to borrowers under similar agreements where available. The Borrower shall pay such Lender the amount shown as due on any such certificate within 15 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.05	Compensation for Losses.

Upon demand (which demand shall set forth the basis for compensation and a reasonable detailed calculation of such compensation) of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period, relevant interest payment date or payment period, as applicable, for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(c) any assignment of a Term SOFR Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 11.13;

excluding any loss of anticipated profits, but including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

3.06	Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or any Loan Party is required to pay any additional amount to any Lender or Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If (i) any Lender requests compensation under Section 3.04, (ii) any Loan Party is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 or (iii) any Lender delivers a notice pursuant to Section 3.02, the Borrower may replace such Lender in accordance with Section 11.13.

3.07	Survival.

All of the Loan Parties’ obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder and resignation of the Administrative Agent.

ARTICLE IV

CONDITIONS PRECEDENT TO LOANS

4.01	Conditions to Effectiveness and Closing Date.

This Agreement shall become effective upon, and the obligation of each Lender to make a Loan in an amount equal to its Commitment hereunder on the Closing Date is subject to, the satisfaction or waiver (in accordance with Section 11.01) of the following conditions precedent:

(a) Loan Documents. Receipt by the Administrative Agent of executed counterparts of this Agreement and the other Loan Documents, each properly executed by a Responsible Officer of the each Loan Party and, in the case of this Agreement, by each Lender.

(b) Opinions of Counsel. Receipt by the Administrative Agent of favorable opinions of legal counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, dated as of the Closing Date, and in form and substance reasonably satisfactory to the Administrative Agent.

(c) [Reserved].

(d) [Reserved].

(e) Organization Documents, Resolutions, Etc. Receipt by the Administrative Agent of the following, each of which shall be originals or facsimiles (followed promptly by originals), in form and substance satisfactory to the Administrative Agent and its legal counsel:

(i) copies of the Organization Documents of each Loan Party certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation or organization, where applicable, and certified by a secretary or assistant secretary of such Loan Party to be true and correct as of the Closing Date;

(ii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of the Loan Parties as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which each Loan Party is a party; and

(iii) such documents and certifications as the Administrative Agent may require to evidence that each Loan Party is duly organized or formed, and is validly existing, in good standing and qualified to engage in business in its state of organization or formation.

(f) Closing Certificate. Receipt by the Administrative Agent of a certificate signed by a Responsible Officer of the Parent certifying (i) that there has not occurred since December 31, 2025 any event or condition that has had or could reasonably be expected, either individually or in the aggregate, to cause a material adverse change in, or a material adverse effect on, the financial condition, results of operations or business of the Parent and its Subsidiaries, taken as a whole, other than as disclosed in the Parent’s current reports on Form 8-K, as filed with the SEC prior to the Closing Date, (ii) there does not exist any action, suit, investigation or proceeding pending or to the Parent’s knowledge, threatened in any court or before an arbitrator or Governmental Authority that could reasonably be expected to have a Material Adverse Effect, (iii) that the representations and warranties of the Loan Parties contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, are true and correct in all material respects on and as of the Closing Date, except that (x) any such representation and warranty that is qualified by materiality or a reference to Material Adverse Effect is true and correct in all respects on and as of the Closing Date and (y) to the extent that any such representation and warranty specifically refers to an earlier date, each such representation and warranty was true and correct in all material respects as of such earlier date (except that any such representation and warranty that is qualified by materiality or reference to Material Adverse Effect was true and correct in all respects as of such earlier date) and (iv) that no Default or Event of Default has occurred or is continuing as of the Closing Date, or would result from the Borrowing on the Closing Date or from the application of the proceeds thereof.

(g) Loan Notice. The Administrative Agent shall have received a Loan Notice in accordance with Section 2.02.

(h) Fees. Receipt by the Administrative Agent, WFS and the Lenders of any fees required to be paid on or before the Closing Date.

(i) KYC Information. Receipt by the Administrative Agent and the Lenders of all documentation and other information requested by the Administrative Agent and the Lenders that is required to satisfy applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and, to the extent applicable, the Beneficial Ownership Regulation.

(j) Attorney Costs. Unless waived by the Administrative Agent, the Borrower shall have paid all reasonable and documented out-of-pocket fees, charges and disbursements of counsel to the Administrative Agent to the extent invoiced at least three (3) days prior to the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).

(k) Other. Receipt by the Administrative Agent and the Lenders of such other documents, instruments, agreements and information as reasonably requested by the Administrative Agent or any Lender.

Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto. The Administrative Agent shall notify the Borrower and the Lenders of the occurrence of the Closing Date, and such notice shall be conclusive and binding.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Each of the Loan Parties represents and warrants to the Administrative Agent and each of the Lenders, on the Closing Date, that:

5.01	Organization; Powers.

(a) Each of the Loan Parties (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has all requisite power and authority to (x) own its property and assets and to carry on its business as now conducted and (y) execute, deliver and perform its obligations under the Loan Documents to which it is a party and (iii) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except, in the case of each of clause (i) (other than the Parent and the Borrower), clause (i) (other than the Parent and the Borrower) and clause (i), where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

(b) Each of the Subsidiaries (other than each Loan Party) (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and (iii) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except in the case of any of the foregoing clauses (i), (i) and (i) where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

5.02	Authorization.

The execution, delivery and performance by the Loan Parties of this Agreement and the transactions contemplated hereby (including the Borrowings hereunder) (collectively, the “Transactions”) (a) are within each such Person’s corporate powers and have been duly authorized by all requisite corporate and, if required, stockholder action and (b) will not (i) violate (A) any provision of law, statute, rule or regulation, or of the Organization Documents of the Parent or any Subsidiary, (B) any order of any Governmental Authority or (C) any provision of any indenture, agreement or other instrument to which the Parent or any Subsidiary is a party or by which any of them or any of their property is or may be bound, the effect of which could reasonably be expected to result in a Material Adverse Effect, (ii) result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under any such indenture, agreement or other instrument, the effect of which could reasonably be expected to result in a Material Adverse Effect, or (iii) result in the creation or imposition of any Lien (other than Liens permitted by Section 7.02) upon or with respect to any property or assets now owned or hereafter acquired by the Parent or any Subsidiary.

5.03	Enforceability.

This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party party thereto and constitutes a legal, valid and binding obligation of each such Person enforceable against such Person in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforceability of creditors’ rights generally and to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

5.04	Governmental Approvals.

No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the Transactions, except for such as have been made or obtained and are in full force and effect or those which the failure to obtain could not reasonably be expected to result in a Material Adverse Effect.

5.05	Financial Statements.

The Parent has heretofore furnished to the Lenders its consolidated balance sheets and related statements of income, stockholders’ equity and cash flows as of and for the fiscal year ended December 31, 2025, audited by and accompanied by the opinion of Deloitte & Touche LLP, independent public accountants. Such financial statements present fairly, in all material respects, the financial condition and results of operations and cash flows of the Parent and its consolidated Subsidiaries as of such date and for such period referred to therein in accordance with GAAP.

5.06	No Material Adverse Change.

As of the Closing Date, since December 31, 2025, there has been no material adverse change in the financial condition, results of operations or business of the Parent and the Subsidiaries, taken as a whole, other than as disclosed in the Parent’s current reports on Form 8-K as filed with the SEC prior to the Closing Date.

5.07	[Reserved].

5.08	Litigation.

As of the Closing Date, there are not any actions, suits or proceedings at law or in equity, or by or before any Governmental Authority now pending or, to the knowledge of the Loan Parties, threatened against or affecting the Parent or any Subsidiary or any business, property or rights of any such Person (i) that purport to affect the legality, validity or enforceability of this Agreement or the consummation of the Transactions or (ii) that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

5.09	Federal Reserve Regulations.

(a) None of the Loan Parties is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(b) No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or for any purpose that entails a violation of, or that is inconsistent with, the provisions of Regulations T, U or X of the FRB.

5.10	Investment Company Act.

None of the Loan Parties is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

5.11	Use of Proceeds.

The Borrower will use the proceeds of the Loans for general corporate purposes of the Parent and its Subsidiaries and to pay the fees and expenses incurred in connection with the Transactions.

5.12	[Reserved].

5.13	No Material Misstatements.

None of the information, report, financial statement, exhibit or schedule furnished by or on behalf of the Loan Parties to the Administrative Agent or any Lender in connection with the negotiation of this Agreement (other than any information of a general economic or industry nature) contains, when furnished, any material misstatement of fact or omits to state any material fact necessary to make the statements therein taken as a whole, in the light of the circumstances under which they were made, not materially misleading; provided that to the extent any such information, report, financial statement, exhibit or schedule was based upon or constitutes a forecast or projection, each of the Loan Parties represents only that it acted in good faith and utilized reasonable assumptions at the time prepared and at the time furnished to the Administrative Agent or any Lender and due care in the preparation of such information, report, financial statement, exhibit or schedule (it being understood that projections as to future events are not to be viewed as facts or guaranties of future performance, that actual results during the period or periods covered by such projections may differ from the projected results and that such differences may be material and that no assurances are being given that such projections will be in fact realized).

5.14	Employee Benefit Plans.

(a) No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, could reasonably be expected to result in a Material Adverse Effect.

(b) As of the Closing Date, the Parent is not and will not be (1) an employee benefit plan subject to Title I of ERISA, (2) a plan or account subject to Section 4975 of the Internal Revenue Code, (3) an entity deemed to hold “plan assets” of any such plans or accounts for purposes of ERISA or the Internal Revenue Code, or (4) a “governmental plan” within the meaning of ERISA.

5.15	[Reserved].

5.16	[Reserved].

5.17	[Reserved].

5.18	OFAC.

Neither the Parent nor any of its Subsidiaries, nor, to the knowledge of the Parent and its Subsidiaries, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity currently the subject of any Sanctions, nor is the Parent or any Subsidiary located, organized or resident in a Designated Jurisdiction.

5.19	Anti-Corruption Laws and Sanctions.

Since April 24, 2019, the Parent and its Subsidiaries have conducted their businesses in compliance in all material respects with applicable anti-corruption laws and Sanctions and have instituted and maintained policies and procedures reasonably designed to promote and achieve compliance with such laws.

ARTICLE VI

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than contingent indemnification obligations for which no claim has been asserted), each Loan Party shall, and the Loan Parties shall cause each Subsidiary to:

6.01	Existence; Businesses and Properties; Compliance with Laws.

(a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except as otherwise permitted under Section 7.03.

(b) Preserve, renew and maintain in full force and effect its good standing under the laws of the jurisdiction of its organization, except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(c) Do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect its rights, licenses, permits, franchises, authorizations, patents, copyrights, trademarks and trade names, and comply in all material respects with all applicable laws, rules, regulations and decrees and orders of any Governmental Authority, in each case except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

6.02	Insurance.

Maintain with responsible and reputable insurance companies insurance, to such extent and against such risks as is customary with companies in the same or similar businesses operating in the same or similar locations.

6.03	Obligations and Taxes.

Pay its Indebtedness and other obligations, including Taxes, before the same shall become delinquent or in default, except where (a) the validity or amount thereof shall be contested in good faith by appropriate proceedings and the Parent shall have set aside on its books adequate reserves with respect thereto in accordance with GAAP or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

6.04	Financial Statements, Reports, etc.

In the case of the Parent, furnish to the Administrative Agent:

(a) within 105 days after the end of each fiscal year, its consolidated balance sheet and related statements of income, stockholders’ equity and cash flows as of the close of and for such fiscal year, together with comparative figures for the immediately preceding fiscal year, all audited by Deloitte & Touche LLP or other independent public accountants of recognized national standing and accompanied by an opinion of such accountants (which shall either (i) not be qualified in any material respect (excluding for purposes of this clause (i) (A) any “going concern” or like qualification or exception solely to the extent of, related solely to or resulting solely from the classification of the Loans hereunder as short-term indebtedness during the twelve-month period ending as of the Maturity Date and (B) any qualification relating to changes in accounting principles or practices reflecting changes in GAAP and required or approved by the Parent’s independent certified public accountant) or (ii) be reasonably acceptable to the Required Lenders) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Parent and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b) within 50 days after the end of each of the first three fiscal quarters of each fiscal year, its consolidated balance sheet and related statements of income, stockholders’ equity and cash flows as of the close of and for such fiscal quarter and the then elapsed portion of the fiscal year, and comparative figures for the same periods in the immediately preceding fiscal year, all certified by one of its Responsible Officers as presenting fairly in all material respects the financial condition and results of operations of the Parent and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) concurrently with any delivery of financial statements under paragraph (i) or (b) above, a Compliance Certificate executed by a Responsible Officer of the Parent (i) certifying that no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto, (ii) setting forth computations in reasonable detail satisfactory to the Administrative Agent demonstrating compliance with the covenant contained in Section 7.05 and (iii) stating whether any material change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 5.05 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Parent or any Subsidiary with the SEC, or with any national securities exchange, or distributed to its shareholders generally, as the case may be;

(e) [reserved];

(f) promptly, from time to time, such other information regarding the operations, business affairs and financial condition of the Parent or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request;

(g) promptly, following a request by any Lender, all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and the Beneficial Ownership Regulation.

Documents required to be delivered pursuant to this Section 6.04 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower or the Parent posts such documents, or provides a link thereto on the Borrower’s or the Parent’s website on the Internet at the website address listed on Schedule 11.02; or (ii) on which such documents are posted on the Borrower’s or the Parent’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided, that: (i) the Parent shall deliver paper copies of such documents required to be delivered pursuant to Section 6.04(a)(i) and (b) to the Administrative Agent or any Lender upon its request to the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify the Administrative Agent (by telecopier or electronic mail) of the posting of any such documents required to be delivered pursuant to Section 6.04(a)(i) and (b). The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery by a Lender, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Lead Arrangers will make available to the Lenders materials and/or information provided by or on behalf of the Loan Parties hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on DebtDomain, IntraLinks, Syndtrak, ClearPar, or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to any of the Parent, its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Loan Parties hereby agree that upon the written request of the Administrative Agent (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Loan Parties shall be deemed to have authorized the Administrative Agent, the Lead Arrangers and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or the Parent or its respective securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.07); (y) all Borrower Materials marked

“PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Lead Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

6.05	Litigation and Other Notices.

In the case of the Parent, furnish to the Administrative Agent prompt written notice of the following after actual knowledge thereof by any Responsible Officer of the Parent:

(a) any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;

(b) the filing or commencement of, or any written threat or notice of intention of any Person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority, against the Parent or any Subsidiary thereof that could reasonably be expected to result in a Material Adverse Effect;

(c) [reserved]; and

(d) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect.

6.06	Maintaining Records; Access to Properties and Inspections.

Keep books of record and account in all material respects in conformity with GAAP and all requirements of law in relation to its business and activities. The Parent will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect the financial records and the properties of the Parent or any Subsidiary at reasonable times and to make extracts from and copies of such financial records, and permit any representatives designated by the Administrative Agent or any Lender to discuss the affairs, finances and condition of the Parent or any Subsidiary with the officers thereof and independent accountants therefor (so long as an officer of the Parent or the Borrower is provided a reasonable opportunity to participate in any such meeting with the independent accountants); provided that, unless a Default or Event of Default has occurred and is continuing, (i) such visitations or inspections shall be limited to one (1) time in any twelve-month period and (ii) the costs and expenses of such a visitation or inspection shall be the responsibility of the inspecting party or parties. Notwithstanding the foregoing or any other provision of this Agreement, in no event will the Parent or its Subsidiaries be required to disclose to the Administrative Agent or any Lender privileged documents or other documents the disclosure of which would violate regulatory or contractual confidentiality obligations binding upon the Parent or any of its Subsidiaries.

6.07	Use of Proceeds.

Use the proceeds of the Loans only for the purposes set forth in Section 5.11.

6.08	Anti-Corruption Laws and Sanctions.

Maintain policies and procedures reasonably designed to promote and achieve compliance by the Parent and its Subsidiaries with applicable anti-corruption laws and Sanctions.

6.09	Guarantors.

(a) [Reserved].

(b) Intermediate Holding Company Guaranties. Within thirty (30) days (or such later date as may be agreed to by the Administrative Agent) the date any Intermediate Holding Company is created or formed, the Parent shall cause each Intermediate Holding Company to Guarantee the Obligations hereunder by executing and delivering to the Administrative Agent a Joinder Agreement together with (i) a customary secretary’s certificate containing the items set forth in Section 4.01(e) with respect to such Intermediate Holding Company, (ii) a favorable opinion of legal counsel to such Intermediate Holding Company, addressed to the Administrative Agent and each Lender, dated as of the effective date of such Joinder Agreement, in form and substance reasonably satisfactory to the Administrative Agent and consistent with the opinions of legal counsel delivered on the Closing Date and (iii) such documentation and other information reasonably requested by the Administrative Agent or the Lenders that is required to satisfy applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act and the Beneficial Ownership Regulation.

(c) Subsidiary Guaranties. The Borrower shall cause any of its Subsidiaries that becomes a guarantor under the Revolving Credit Agreement (each such Subsidiary, a “Subsidiary Guarantor”) to Guarantee the Obligations hereunder, pursuant to a Joinder Agreement executed by such Subsidiary and delivered to the Administrative Agent, together with (i) a customary secretary’s certificate containing the items set forth in Section 4.01(e) with respect to such Subsidiary, (ii) a favorable opinion of legal counsel to such Subsidiary, addressed to the Administrative Agent and each Lender, dated as of the effective date of such Joinder Agreement, in form and substance reasonably satisfactory to the Administrative Agent and consistent with the opinions of legal counsel delivered on the Closing Date and (iii) such documentation and other information reasonably requested by the Administrative Agent or the Lenders that is required to satisfy applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act and the Beneficial Ownership Regulation.

(d) Release of Subsidiary Guaranties. Subject to (i) the absence of any continuing or immediately resulting Event of Default and the release of such Subsidiary Guarantor as a guarantor under the Revolving Credit Agreement and (ii) the receipt by the Administrative Agent of a certificate signed by a Responsible Officer of the Borrower confirming that such release is permitted by Section 6.09(d)(i) of this Agreement, that such Subsidiary Guarantor is released as a guarantor under the Revolving Credit Agreement and that there is no continuing Event of Default after giving effect thereto, the Administrative Agent shall, at the request and expense of the Borrower, and without the need for any consent or approval by the Lenders, execute and deliver an instrument of release to evidence any termination of a Joinder Agreement described in Section 6.09(c) in a form reasonably acceptable to the Borrower and the Administrative Agent with respect to any Subsidiary Guarantor. No Guarantor shall be released from its Guaranty except as contemplated by this clause (d), or Section 10.08 or 11.01.

ARTICLE VII

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than any contingent indemnification obligations for which no claim has been asserted), no Loan Party shall, nor shall the Loan Parties permit any Subsidiary to, directly or indirectly:

7.01	Subsidiary Indebtedness.

With respect to the Subsidiaries (other than any Subsidiary that is a Loan Party), incur, create, issue, assume or permit to exist any Indebtedness or preferred stock, except:

(a) Indebtedness or preferred stock existing on the Closing Date and having a principal amount (or, in the case of preferred stock, a liquidation preference), in each case less than $25,000,000 and, in the case of any such Indebtedness, any extensions, renewals or replacements thereof to the extent the principal amount of such Indebtedness is not increased, and such Indebtedness, if subordinated to the Obligations, remains so subordinated on terms no less favorable to the Lenders, and the original obligors in respect of such Indebtedness remain the only obligors thereon;

(b) Indebtedness created or existing hereunder;

(c) intercompany Indebtedness or preferred stock to the extent owing to or held by the Parent or another Subsidiary;

(d) Indebtedness of any Subsidiary (other any Subsidiary that is a Loan Party) incurred to finance the acquisition, construction or improvement of any fixed or capital assets, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that (i) such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness at any time outstanding permitted by this Section 7.01(d)(i), when combined with the aggregate principal amount of all Capital Lease Obligations incurred pursuant to Section 7.01(e) and then outstanding and all Indebtedness incurred pursuant to Section 7.01(f)(i) and then outstanding, shall not exceed the greater of (x) $1,700,000,000 and (y) 20% of Consolidated Net Worth;

(e) Capital Lease Obligations in an aggregate principal amount at any time outstanding, when combined with the aggregate principal amount of all Indebtedness incurred pursuant to Section 7.01(d)(i) and then outstanding and Section 7.01(f)(i) and then outstanding, not to exceed the greater of (x) $1,700,000,000 and (y) 20% of Consolidated Net Worth;

(f) Indebtedness of any Person that becomes a Subsidiary after the Closing Date (other than any such Subsidiary that is a Loan Party); provided that (i) such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary, (ii) immediately before and after such Person becomes a Subsidiary, no Event of Default or Default shall have occurred and be continuing and (iii) the aggregate principal amount of Indebtedness at any time outstanding permitted by this clause (i), when combined with the aggregate principal amount of all Indebtedness incurred pursuant to Section 7.01(d)(i) and then outstanding and all Capital Lease Obligations incurred pursuant to Section 7.01(e) and then outstanding, shall not exceed the greater of (x) $1,700,000,000 and (y) 20% of Consolidated Net Worth;

(g) Indebtedness under performance bonds or with respect to workers’ compensation claims, in each case incurred in the ordinary course of business;

(h) additional Indebtedness (including attributable Indebtedness in respect of Sale and Leaseback Transactions) or preferred stock of the Subsidiaries (other any Subsidiary that is a Loan Party) to the extent not otherwise permitted by the foregoing clauses of this Section 7.01 in an aggregate principal amount at any time outstanding (or, in the case of preferred stock, with an aggregate liquidation preference), when combined (without duplication) with the amount of obligations of the Parent and its Subsidiaries secured by Liens pursuant to Section 7.02(l) and then outstanding, not to exceed the greater of (x) $1,700,000,000 and (y) 20% of Consolidated Net Worth;

(i) Indebtedness in respect of netting services, overdraft protections and otherwise arising from treasury, depository and cash management services or in connection with any automated clearing-house transfers of funds, overdraft or any similar services, in each case in the ordinary course of business;

(j) Indebtedness in the form of purchase price adjustments and earn-outs incurred in connection with any acquisition or joint venture investment not prohibited hereunder; and

(k) Indebtedness owing to any insurance company in connection with the financing of insurance premiums permitted by such insurance company in the ordinary course of business.

7.02	Liens.

Create, incur, assume or permit to exist any Lien on any property or assets (including Equity Interests or other securities of any Person, including any Subsidiary) now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except:

(a) Liens on property or assets of the Parent and its Subsidiaries existing on the Closing Date and encumbering property or assets with a fair market value, and securing obligations having a principal amount, in each case of less than $25,000,000; provided that (x) such Liens shall secure only those obligations which they secure on the Closing Date and extensions, renewals and replacements thereof permitted hereunder and (y) such Liens shall not apply to any other property or assets of the Parent or any of the Subsidiaries;

(b) any Lien existing on any property or asset prior to the acquisition thereof by the Parent or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the Closing Date prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien does not apply to any other property or assets of the Parent or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be and extensions, renewals and replacements thereof permitted hereunder;

(c) Liens for Taxes not yet delinquent or which are being contested in compliance with Section 6.03;

(d) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business and securing obligations that are not overdue by more than 90 days or which are being contested in compliance with Section 6.03;

(e) pledges and deposits made in the ordinary course of business in compliance with workmen’s compensation, unemployment insurance and other social security laws or regulations;

(f) deposits to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(g) zoning restrictions, easements, rights-of-way, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and do not materially detract from the marketability of the property subject thereto or interfere with the ordinary conduct of the business of the Parent or any of its Subsidiaries;

(h) purchase money security interests in real property, improvements thereto or equipment hereafter acquired (or, in the case of improvements, constructed) by the Parent or any Subsidiary; provided that (i) such security interests secure Indebtedness not prohibited by Section 7.01, (ii) such security interests are incurred, and the Indebtedness secured thereby is created, within 180 days after such acquisition (or construction) and (iii) such security interests do not apply to any other property or assets of the Parent or any Subsidiary;

(i) Liens in respect of judgments that do not constitute an Event of Default;

(j) Liens, if any, in favor of the administrative agent on cash collateral delivered under the Revolving Credit Agreement;

(k) Liens on property or assets of the Parent and its Subsidiaries securing Indebtedness permitted by Section 7.01(e); provided that (x) any such Lien shall attach to the property being acquired, constructed or improved with such Indebtedness and (y) such Liens do not apply to any other property or assets of the Parent or any Subsidiary;

(l) Liens not otherwise permitted by the foregoing clauses of this Section 7.02 securing obligations otherwise permitted by this Agreement in an aggregate principal and face amount at any time outstanding, when combined (without duplication) with the amount of Indebtedness or preferred stock of Subsidiaries incurred pursuant to Section 7.01(h) and then outstanding, not to exceed the greater of (x) $1,700,000,000 and (y) 20% of Consolidated Net Worth;

(m) bankers’ liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with depository institutions and securities accounts and other financial assets maintained with securities intermediaries;

(n) Liens arising by virtue of Uniform Commercial Code financing statement filings (or similar filings under applicable law) regarding operating leases entered into by the Parent and the Subsidiaries in the ordinary course of business;

(o) Liens representing any interest or title of a licensor, lessor or sublicensor or sublessor, or a licensee, lessee or sublicensee or sublessee, in the property subject to any lease (other than Capital Lease Obligations), license or sublicense or concession agreement permitted by this Agreement;

(p) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(q) Liens on specific items of inventory or other goods and proceeds thereof of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods in the ordinary course of business;

(r) deposits of cash with the owner or lessor of premises leased and operated by the Parent or any Subsidiary to secure the performance of its obligations under the lease for such premises, in each case in the ordinary course of business;

(s) Liens on cash and cash equivalents deposited with a trustee or a similar Person to defease or to satisfy and discharge any Indebtedness, provided that such defeasance or satisfaction and discharge is permitted hereunder;

(t) Liens that are contractual rights of setoff;

(u) Liens arising out of consignment or similar arrangements for the sale of goods entered into by the Parent or any Subsidiary in the ordinary course of business;

(v) in connection with the sale or transfer of any Equity Interests or other assets in a transaction permitted under Section 7.03, customary rights and restrictions contained in agreements relating to such sale or transfer pending the completion thereof;

(w) in the case of (i) any Subsidiary that is not a Wholly Owned Subsidiary or (ii) the Equity Interests in any Person that is not a Subsidiary, any encumbrance or restriction, including any put and call arrangements, related to Equity Interests in such Subsidiary or such other Person set forth in the organizational documents of such Subsidiary or such other Person or any related joint venture, shareholders’ or similar agreement;

(x) Liens solely on any cash earnest money deposits, escrow arrangements or similar arrangements made by the Parent or any Subsidiary in connection with any letter of intent or purchase agreement for an acquisition or other transaction permitted hereunder;

(y) (i) deposits made in the ordinary course of business to secure obligations to insurance carriers providing casualty, liability or other insurance to the Parent and the Subsidiaries and (ii) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(z) Liens on the net cash proceeds of any Indebtedness described in clause (ii) of the definition of Total Debt held in escrow by a third party escrow agent prior to the release thereof from escrow; and

(aa) Liens on accounts receivable and the proceeds thereof existing or deemed to exist in connection with any Receivables Purchase Transaction, to the extent arising as a result of a recharacterization of a sale of accounts receivable thereunder.

7.03	Mergers, Consolidations and Sales of Assets.

Merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions (whether pursuant to a merger, consolidation or otherwise)) all or substantially all the assets (whether now owned or hereafter acquired) of the Parent and its Subsidiaries, taken as a whole, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Event of Default or Default shall have occurred and be continuing, (a) any Person may merge into the Borrower in a transaction in which the Borrower is the surviving corporation, (b) subject to Section 6.09, any Person (other than the Borrower or the Parent) may merge into or consolidate with any Subsidiary in a transaction in which the surviving entity is a Subsidiary, (c) any Subsidiary (other than the Borrower) may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders, (d) any Person (other than the Borrower) may merge into the Parent or any Intermediate Holding Company in a transaction in which the Parent or the Intermediate Holding Company, as applicable, is the surviving corporation and (e) any Subsidiary may sell, transfer, lease or otherwise dispose of its assets, and the Parent may sell, transfer, lease or otherwise dispose of any of its

Subsidiaries (other than the Borrower), in each case pursuant to one or more mergers or consolidations of any such Subsidiary with other Persons (other than the Borrower) so long as after giving effect to such merger or consolidation or series of mergers and consolidations, as the case may be, the Parent and its Subsidiaries have not sold, transferred, leased or otherwise disposed of all or substantially all of the assets of the Parent and its Subsidiaries, taken as a whole.

7.04	[Reserved].

7.05	Maximum Leverage Ratio.

Permit the Leverage Ratio on the last day of any period of four consecutive fiscal quarters of the Parent in each case taken as one accounting period to be greater than 4.00:1.00 (the “Maintenance Leverage Ratio”); provided that, in the event the Parent or any of its Subsidiaries consummates a Qualified Acquisition, the Borrower may elect by notice to the Administrative Agent (which election may be made (x) at any time on or prior to the date that the next Compliance Certificate is delivered pursuant to Section 6.04(c)(i) following the consummation of such Qualified Acquisition and (y) in such Compliance Certificate) that the Maintenance Leverage Ratio be (and, subject to this Section 7.05, the Maintenance Leverage Ratio shall be) (i) with respect to the last day of the fiscal quarter in which such Qualified Acquisition is consummated and with respect to the last day of each of the next succeeding three (3) fiscal quarters, 4.50:1.00 (a “Leverage Holiday”) and (ii) with respect to the last day of the fiscal quarter following the first anniversary of the consummation of such Qualified Acquisition and thereafter, 4.00:1.00, provided further that, following any Leverage Holiday, the Borrower shall not be entitled to make another such election unless and until the Maintenance Leverage Ratio shall have been equal to or less than 4.00:1.00 on the last day of at least two fiscal quarters following the end of the preceding Leverage Holiday.

7.06	[Reserved].

7.07	Sanctions.

Directly, or indirectly, use the proceeds of any Loan, or lend, contribute or otherwise make available such proceeds to the Parent or any Subsidiary, joint venture partner or other individual or entity, to fund any activities of or business with any individual or entity, that, at the time of such funding, is the subject of Sanctions, or in any country or territory that, at the time of such funding, is a Designated Jurisdiction, except to the extent licensed by OFAC or otherwise authorized under U.S. law or applicable Sanctions, or in any other manner that will result in a violation by any individual or entity (including any individual or entity participating in the transaction, whether as Lender, Lead Arranger, Administrative Agent or otherwise) of Sanctions.

7.08	Anti-Corruption Laws.

Directly, or to the knowledge of the Borrower, indirectly use the proceeds of any Loan for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, or other similar legislation in other jurisdictions.

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

8.01	Events of Default.

Any of the following shall constitute an Event of Default:

(a) any representation or warranty made or deemed made in or in connection with this Agreement or the Borrowing hereunder, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to this Agreement, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;

(b) the Borrower fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within five (5) Business Days after the same becomes due, any interest on any Loan, or any fee due hereunder, or (iii) within five (5) Business Days after the same becomes due, any other amount payable hereunder or under any other Loan Document;

(c) default shall be made in the due observance or performance by the Loan Parties of any covenant, condition or agreement contained in Section 6.01(a) (with respect to the Parent or the Borrower), 6.05(a), 6.07 or in Article VII;

(d) default shall be made in the due observance or performance by the Loan Parties of any covenant, condition or agreement contained in this Agreement (other than those specified in paragraphs (i) or (c) above) and such default shall continue unremedied for a period of 30 days after the earlier of (i) the date such default first becomes known to any Responsible Officer of the Borrower and (ii) written notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);

(e) (i) the Parent, the Borrower or any Material Subsidiary shall fail to pay any principal or interest, regardless of amount, due in respect of any Material Indebtedness, when and as the same shall become due and payable (after giving effect to any applicable grace period), (ii) any other event or condition occurs (after giving effect to any applicable grace period) that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity (other than (i) customary non-default mandatory prepayment requirements, including mandatory prepayment events associated with asset sales, casualty events, debt or equity issuances, extraordinary receipts or borrowing base limitations and (ii) any prepayment, repurchase, redemption or defeasance of any Indebtedness described in clause (ii) of the definition of Total Debt if the related Qualified Acquisition is not consummated), or (iii) any “Event of Default” (as defined in the Revolving Credit Agreement) shall occur;

(f) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Parent, the Borrower or any Material Subsidiary, or of a substantial part of the property or assets of the Parent, the Borrower or any Material Subsidiary, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Parent, the Borrower or any Material Subsidiary or for a substantial part of the property or assets of the Parent, the Borrower or any Material Subsidiary or (iii) the winding-up or liquidation of the Parent, the Borrower or any Material Subsidiary; and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(g) the Parent, the Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in paragraph (i) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Parent, the Borrower or any Material Subsidiary or for a substantial part of the property or assets of the Parent, the Borrower or any Material Subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (vii) take any action for the purpose of effecting any of the foregoing;

(h) a judgment for the payment of money in an amount in excess of $250,000,000 shall be rendered against the Parent, the Borrower or any Material Subsidiary and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Parent, the Borrower or any Material Subsidiary to enforce any such judgment; provided, however, that any such judgment shall not be an Event of Default under this paragraph (i) if and for so long as (i) the entire amount of such judgment in excess of $250,000,000 is covered by a valid and binding policy of insurance between the defendant and the insurer covering payment thereof and (ii) such insurer, which shall be rated at least “A” by A.M. Best Company, has been notified of, and has not disputed the claim made for payment of the amount of such judgment;

(i) an ERISA Event shall have occurred that results in liability of the Parent and its ERISA Affiliates exceeding $250,000,000;

(j) there shall have occurred a Change in Control; or

(k) other than as a result of the satisfaction in full of all the Obligations (excluding contingent indemnification obligations for which no claim has been asserted) or a release pursuant to Section 6.09(d) or 10.08, (i) any material provision of the Guaranty at any time and for any reason other than as permitted hereunder, ceases to be in full force and effect, (ii) any Loan Party or any other Subsidiary contests in any manner the validity or enforceability of any provision of the Guaranty or (iii) any Guarantor denies that it has any or further liability or obligation under the Guaranty, or purports to revoke, terminate or rescind any provision of the Guaranty.

8.02	Remedies Upon Event of Default.

If any Event of Default occurs and is continuing at any time, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, by written notice to the Borrower, take any or all of the following actions:

(a) declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Loan Parties; and

(c) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to any Loan Party under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender.

8.03	Application of Funds.

After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall, subject to the provisions of Sections 2.15, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders) arising under the Loan Documents and amounts payable under Article III, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Third held by them;

Fourth, to payment of that portion of the Obligations constituting accrued and unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

ARTICLE IX

ADMINISTRATIVE AGENT

9.01	Appointment and Authority.

Each of the Lenders hereby irrevocably appoints Wells Fargo Bank to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are incidental thereto. The provisions of this Article (other than Section 9.06) are solely for the benefit of the Administrative Agent and the Lenders, and the Loan Parties shall not have rights as a third party beneficiary of any of such provisions.

9.02	Rights as a Lender.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Parent or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03	Exculpatory Provisions.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Parent or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by a Loan Party, a Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04	Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall be fully protected in relying and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05	Delegation of Duties.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents, except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence, bad faith or willful misconduct in the selection of such sub-agents.

9.06	Resignation of Administrative Agent.

(a) The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right to appoint a successor (and so long as an Event of Default has not occurred and is continuing, with the consent of the Borrower (not to be unreasonably withheld or delayed)), which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders and so long as an Event of Default has not occurred and is continuing, the Borrower) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders, appoint (and so long as an Event of Default has not occurred and is continuing, with the consent of the Borrower (not to be unreasonably withheld or delayed)) a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) If the Person serving as Administrative Agent is a Defaulting Lender, the Required Lenders may, to the extent permitted by applicable Law by notice in writing to the Borrower and such Person remove such Person as the Administrative Agent and, so long as an Event of Default has not occurred and is continuing, with the consent of the Borrower (not to be unreasonably withheld or delayed), appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents, (2) all payments and communications provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly and (3) all determinations provided to be made by the Administrative Agent shall instead be made by the Required Lenders, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 11.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

9.07	Non-Reliance on Administrative Agent and Other Lenders.

Each Lender expressly acknowledges that none of the Administrative Agent, the Lead Arrangers or any of their respective Related Parties has made any representations or warranties to it and that no act taken or failure to act by the Administrative Agent, any Lead Arranger or any of their respective Related Parties, including any consent to, and acceptance of any assignment or review of the affairs of the Parent, the Borrower and their Subsidiaries or Affiliates shall be deemed to constitute a representation or warranty of the Administrative Agent, any Lead Arranger or any of their respective Related Parties to any Lender as to any matter, including whether the Administrative Agent, any Lead Arranger or any of their respective Related Parties have disclosed material information in their (or their respective Related Parties’) possession. Each Lender expressly acknowledges, represents and warrants to the Administrative Agent and the Lead Arrangers that (a) the Loan Documents set forth the terms of a commercial lending facility, (b) it is engaged in making, acquiring, purchasing or holding commercial loans in the ordinary course and is entering into this Agreement and the other Loan Documents to which it is a party as a Lender for the purpose of making, acquiring, purchasing and/or holding the commercial loans set forth herein as may be applicable to it, and not for the purpose of making, acquiring, purchasing or holding any other type of financial instrument, (c) it is sophisticated with respect to decisions to make, acquire, purchase or hold the commercial loans applicable to it and either it or the Person exercising discretion in making its decisions to make, acquire, purchase or hold such commercial loans is experienced in making, acquiring, purchasing or holding commercial loans, (d) it has, independently and without reliance upon the Administrative Agent, any Lead Arranger, any other Lender or any of their respective Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and appraisal of, and investigations into, the business, prospects, operations, property, assets, liabilities, financial and other condition and creditworthiness of the Parent, the Borrower and their Subsidiaries, all applicable bank or other regulatory applicable laws relating to the Transactions and the transactions contemplated by this Agreement and the other Loan Documents and (e) it has made its own independent decision to enter into this Agreement and the other Loan Documents to which it is a party and to extend credit hereunder and thereunder. Each Lender expressly acknowledges that it has, independently and without reliance upon the Administrative Agent, any Lead Arranger or any other Lender or any of their respective Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and appraisal of, and investigations into, the business, prospects, operations, property, assets, liabilities, financial and other condition and creditworthiness of the Parent, the Borrower and their Subsidiaries, all applicable bank or other regulatory applicable laws relating to the Transactions and the transactions contemplated by this Agreement and the other Loan Documents and it has made its own independent decision to enter into this Agreement. Each Lender also expressly acknowledges that (i) it will, independently and without reliance upon the Administrative Agent, any Lead Arranger or any other Lender or any of their respective Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder and its own independent investigations and (ii) it will not assert any claim in contravention of this Section 9.07.

9.08	No Other Duties; Etc.

Anything herein to the contrary notwithstanding, none of the bookrunners, arrangers, syndication agents, documentation agents or co-agents shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder, but each such Person shall have the benefit of the indemnities and exculpatory provisions hereof.

9.09	Administrative Agent May File Proofs of Claim.

In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the a Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on a Loan Party) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.09 and 11.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 11.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

9.10	Recovery of Erroneous Payments.

Without limitation of any other provision in this Agreement, if at any time the Administrative Agent makes a payment hereunder in error to any Lender (the “Credit Party”), whether or not in respect of an Obligation due and owing by the Borrower at such time, where such payment is a Rescindable Amount, then in any such event, each Credit Party receiving a Rescindable Amount severally agrees to repay to the Administrative Agent forthwith promptly on demand, but in any event no later than one Business Day thereafter, the Rescindable Amount received by such Credit Party in immediately available funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Each Credit Party irrevocably waives to the extent permitted by applicable law any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount. The Administrative Agent shall inform each Credit Party promptly upon determining that any payment made to such Credit Party comprised, in whole or in part, a Rescindable Amount.

ARTICLE X

GUARANTY

10.01	Guaranty.

Each Guarantor hereby absolutely and unconditionally guarantees, as a guaranty of payment and performance and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all of the Obligations, whether for principal, interest, premiums, fees, indemnities, damages, costs, expenses or otherwise, of the Borrower to the Lender Parties arising hereunder or under any other Loan Document (including all renewals, extensions, amendments, refinancings and other modifications thereof and all costs, attorneys’ fees and expenses incurred by the Lender Parties in connection with the collection or enforcement thereof in accordance with Section 11.04). Without limiting the generality of the foregoing, the Obligations shall to the maximum extent permitted by applicable law include any such indebtedness, obligations and liabilities, or portion thereof, which may be or hereafter become unenforceable or compromised or shall be an allowed or disallowed claim under any proceeding or case commenced by or against a Loan Party under any Debtor Relief Laws. The Administrative Agent’s books and records showing the amount of the Obligations shall be admissible in evidence in any action or proceeding, and shall be binding upon each Guarantor, and conclusive for the purpose of establishing the amount of the Obligations absent manifest error. This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Obligations or any instrument or agreement evidencing any Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Obligations which might otherwise constitute a defense to the obligations of any Guarantor under this Guaranty (other than full payment and performance), and each Guarantor hereby irrevocably waives to the maximum extent permitted by applicable law any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing.

10.02	No Setoff or Deductions; Taxes; Payments.

Each Guarantor represents and warrants that it is organized in the United States of America. Each Guarantor shall make all payments hereunder without setoff or counterclaim and subject to, and in accordance with, Section 3.01, free and clear of and without deduction for any Taxes. The obligations of each Guarantor under this paragraph shall survive the payment in full of the Obligations and termination of this Guaranty. All payments under this Guaranty shall be made in accordance with Section 2.12(a). The obligations hereunder shall not be affected by any acts of any legislative body or governmental authority affecting the Borrower, including, but not limited to, any restrictions on the conversion of currency or repatriation or control of funds or any total or partial expropriation of the Borrower’s property, or by economic, political, regulatory or other events in the countries where the Borrower is located.

10.03	Rights of Lenders.

Subject to the terms of this Agreement, each Guarantor consents and agrees to the maximum extent permitted by applicable law that the Lender Parties may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof: (a) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this Guaranty or any Obligations; (c) apply such security and direct the order or manner of sale thereof as the Administrative Agent and the Lenders in their sole discretion may determine; and (d) release or substitute one or more of any endorsers or other guarantors of any of the Obligations. Without limiting the generality of the foregoing, each Guarantor consents to the taking of, or failure to take, any action which might in any manner or to any extent vary such Guarantor’s risks under this Guaranty or which, but for this provision, might operate as a discharge of such Guarantor.

10.04	Certain Waivers.

Each Guarantor waives to the maximum extent permitted by applicable law (a) any defense arising by reason of any disability or other defense of the Borrower or any other Guarantors, or the cessation from any cause whatsoever (including any act or omission of any Lender Party) of the liability of the Borrower; (b) any defense based on any claim that such Guarantor’s obligations exceed or are more burdensome than those of the Borrower; (c) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder; (d) any right to proceed against the Borrower, proceed against or exhaust any security for the Obligations, or pursue any other remedy in the power of any Lender Party whatsoever; (e) any benefit of and any right to participate in any security now or hereafter held by any Lender Party; (f) any defense arising from any law or regulation of any jurisdiction or any other event affecting any term of an obligation of such Guarantor; and (g) to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties (other than full payment and performance).

Each Guarantor expressly waives to the maximum extent permitted by applicable law all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Obligations, and all notices of acceptance of this Guaranty or of the existence, creation or incurrence of new or additional Obligations. As provided below, this Guaranty shall be governed by, and construed in accordance with, the laws of the State of New York.

10.05	Obligations Independent.

The obligations of each Guarantor hereunder are those of primary obligor, and not merely as surety, and are independent of the Obligations and the obligations of any other guarantor.

10.06	Limitation on Guarantees.

Notwithstanding any other provisions of this Agreement, the obligations of each Guarantor under this Guaranty shall be limited under the relevant laws applicable to such Guarantor and the granting of this Guaranty (including laws relating to corporate benefit, capital preservation, financial assistance, fraudulent conveyances and transfers, voidable preferences, or transactions under value) to the maximum amount payable such that this Guaranty shall not constitute a fraudulent conveyance, fraudulent transfer, voidable preference, a transaction under value or unlawful financial assistance or otherwise, or under similar laws affecting the rights of creditors generally, cause such Guarantor to be insolvent under relevant law or this Guaranty to be void, unenforceable or ultra vires or cause the directors and officers of such Guarantor to be held in breach of applicable corporate or commercial law providing for this Guaranty. The obligations of each Guarantor will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor (including but not limited to any Guarantee by it of other indebtedness), result in the obligations of such Guarantor under this Guaranty not constituting a fraudulent conveyance or fraudulent transfer under applicable law, or being void or unenforceable under any law relating to insolvency of debtors.

10.07	Subrogation.

Each Guarantor shall not exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Guaranty until all of the Obligations and any other amounts payable under this Guaranty have been indefeasibly paid and performed in full (other than unasserted indemnification, tax gross up, expense reimbursement or yield protection obligations, in each case, for which no claim has been made) and the Commitments are terminated. If any amounts are paid to any Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Lender Parties and shall forthwith be paid to the Lender Parties to reduce the amount of the Obligations, whether matured or unmatured.

10.08	Termination; Reinstatement.

This Guaranty is a continuing and irrevocable guaranty of all Obligations now or hereafter existing and shall remain in full force and effect until all Obligations and any other amounts payable under this Guaranty are indefeasibly paid in full in cash (other than unasserted indemnification, tax gross up, expense reimbursement or yield protection obligations, in each case, for which no claim has been made) and the Commitments are terminated. Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of the Borrower or any Guarantor is made, or any of the Lender Parties exercises its right of setoff, in respect of the Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any of the Lender Parties in their discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not the Lender Parties are in possession of or have released this Guaranty and regardless of any prior revocation, rescission, termination or reduction. The obligations of each Guarantor under this paragraph shall survive termination of this Guaranty.

10.09	Subordination.

Each Guarantor hereby subordinates the payment of all obligations and indebtedness of the Borrower owing to such Guarantor, whether now existing or hereafter arising, including but not limited to any obligation of the Borrower to such Guarantor as subrogee of the Lender Parties or resulting from such Guarantor’s performance under this Guaranty, to the indefeasible payment in full in cash of all Obligations. If the Lender Parties so request after the occurrence and during the continuance of an Event of Default, any such obligation or indebtedness of the Borrower to any Guarantor shall be enforced and performance received by such Guarantor as trustee for the Lender Parties and the proceeds thereof shall be paid over to the Lender Parties on account of the Obligations, but without reducing or affecting in any manner the liability of such Guarantor under this Guaranty.

10.10	Stay of Acceleration.

If acceleration of the time for payment of any of the Obligations is stayed, in connection with any case commenced by or against any Guarantor or the Borrower under any Debtor Relief Laws, or otherwise, all such amounts shall nonetheless be payable by such Guarantor immediately upon written demand by the Lender Parties.

10.11	Miscellaneous.

No failure by the Administrative Agent to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy or power hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies herein provided are cumulative and not exclusive of any remedies provided by law or in equity. The unenforceability or invalidity of any provision of this Guaranty shall not affect the enforceability or validity of any other provision herein. Unless otherwise agreed by the Administrative Agent and the applicable Guarantor in writing, this Guaranty is not intended to supersede or otherwise affect any other guaranty now or hereafter given by such Guarantor for the benefit of the Administrative Agent, any Lender Party or any term or provision thereof.

10.12	Condition of the Borrower.

Each Guarantor acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from the Borrower and any other guarantor such information concerning the financial condition, business and operations of the Borrower and any such other guarantor as such Guarantor requires, and that none of the Lender Parties has any duty, and such Guarantor is not relying on the Lender Parties at any time, to disclose to such Guarantor any information relating to the business, operations or financial condition of the Borrower or any other guarantor (such Guarantor waiving any duty on the part of the Lender Parties to disclose such information and any defense relating to the failure to provide the same).

10.13	Setoff.

If and to the extent any payment is not made when due hereunder and subject to Section 11.08, the Administrative Agent or any Lender may, at any time following the occurrence and during the continuance of Event of Default, set off and charge from time to time any amount so due against any or all of any Guarantor’s accounts or deposits with the Administrative Agent or such Lender, respectively.

ARTICLE XI

MISCELLANEOUS

11.01	Amendments, Etc.

No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Loan Parties therefrom, shall be effective unless in writing signed by the Required Lenders and the Loan Parties, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, further, that:

(a) no such amendment, waiver or consent shall:

(i) extend or increase the Commitment of a Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender whose Commitment is being extended or increased (it being understood and agreed that a waiver of any condition precedent set forth in Section 4.01 or of any Default or a mandatory reduction in Commitments is not considered an extension or increase in Commitments of any Lender);

(ii) postpone any date fixed by this Agreement or any other Loan Document for any payment of principal (excluding voluntary prepayments), interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender entitled to receive such payment (subject to an extension of the Maturity Date of any Lender in accordance with Section 2.16);

(iii) reduce the principal of, or the rate of interest specified herein on, any Loan, or (subject to clause (i) of the final proviso to this Section 11.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender entitled to receive such payment of principal, interest, fees or other amounts; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or to reduce any fee payable hereunder so long as the primary purpose of the amendments thereto was not to reduce the interest or fees payable hereunder; or

(iv) change any provision of this Section 11.01(a) or the definition of “Required Lenders” without the written consent of each Lender directly affected thereby; or

(v) release the Borrower from its obligations to pay principal or interest on the Loans or any other amounts or obligations payable by the Borrower hereunder (unless otherwise permitted by clauses (i), (ii) and (iii) above without the consent of each Lender) or permit the Borrower to assign or otherwise transfer any of its rights or obligations hereunder or under the other Loan Documents, without the written consent of each Lender directly affected thereby; or

(vi) affect the pro rata sharing of payments among Lenders as provided for in Section 2.13 or Section 8.03 or change any provision of Section 8.03 without the written consent of each Lender directly affected thereby; or

(vii) release the Guaranty provided by the Parent or any Intermediate Holding Company or all or substantially all of the value of the Guaranties without the written consent of each Lender (other than a release pursuant to Section 6.09(d) or 10.08); and

(b) unless also signed by the Administrative Agent, no amendment, waiver or consent shall affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document;

provided, however, that notwithstanding anything to the contrary herein, (i) the Facilities Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto, (ii) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender, (iii) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code of the United States supersedes the unanimous consent provisions set forth herein and (iv) the Required Lenders shall determine whether or not to allow the Borrower to use cash collateral in the context of a bankruptcy or insolvency proceeding and such determination shall be binding on all of the Lenders.

Notwithstanding the foregoing, if the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and the Borrower shall be permitted to amend such provision, and, in each case, such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders to the Administrative Agent within 10 Business Days following receipt of notice thereof.

Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (i) to add one or more additional credit facilities to this Agreement, to permit the extensions of credit from time to time outstanding hereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Loans and the accrued interest and fees in respect thereof and to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and (ii) to change, modify or alter Section 2.13 or Section 8.03 or any other provision hereof relating to pro rata sharing of payments among the Lenders to the extent necessary to effectuate any of the amendments (or amendments and restatements) enumerated in clause (i) above.

11.02	Notices and Other Communications; Facsimile Copies.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing (including electronic format such as electronic mail or telecopier) and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier or electronic mail as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower, the Administrative Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 11.02;

(ii) if to any Guarantor, to the Borrower’s address, telecopier number, electronic mail address or telephone number specified for the Borrower in Schedule 11.02; and

(iii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Loan Parties).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications shall be subject to subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR

PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Loan Parties, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Loan Parties’ or the Administrative Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic platform or electronic messaging service, or through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Loan Parties, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of the Loan Parties and the Administrative Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Loan Parties and the Administrative Agent,. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower; provided that such indemnity shall not, as to such Person, be available to the extent that such losses, costs, expenses and liabilities are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Person (or the gross negligence or willful misconduct of such Person’s controlled affiliates, officers, directors or employees). All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

(f) Private Side Designation. Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States Federal and state securities laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Parent, its Affiliates or their respective securities for purposes of United States Federal or state securities laws.

11.03	No Waiver; Cumulative Remedies; Enforcement.

No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 9.01 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 11.08 (subject to the terms of Section 2.13), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 9.01 and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

11.04	Expenses; Indemnity; and Damage Waiver.

(a) Costs and Expenses. The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the preparation, due diligence, negotiation, execution, delivery, administration and syndication of this Agreement and the other Loan Documents or the preparation, negotiation, execution, delivery and administration of any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent or any Lender (including the reasonable and documented out-of-pocket fees, charges and disbursements of any counsel for the Administrative Agent or any Lender), in connection with the enforcement or protection of its rights following the occurrence and during the continuance of an Event of Default (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans. Notwithstanding the foregoing, the obligation to reimburse the Lenders for fees, charges and disbursements of counsel in connection with the matters described in clause (ii) above shall be limited to one separate law firm for the Administrative Agent, the Lenders in each relevant jurisdiction (unless there shall exist an actual or perceived conflict of interest among the Administrative Agent and the Lenders, in which case, one or more additional law firms in each relevant jurisdiction shall be permitted to the extent necessary to eliminate such conflict).

(b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender, each Lead Arranger, each syndication agent hereunder, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable and documented out-of-pocket fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by a Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned, leased or operated by the Parent or any of its Subsidiaries, or any Environmental Liability related in any way to the Parent or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by a Loan Party, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (I) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (x) the gross negligence or willful misconduct of such Indemnitee (or the gross negligence or willful misconduct of such Indemnitee’s controlled affiliates, officers, directors or employees) or (y) a breach in bad faith of such Indemnitee’s obligations under the Loan Documents, in each case if the Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (II) result from any dispute solely among the Indemnitees other than any claims against an Indemnitee in its capacity or in fulfilling its role as Administrative Agent or any similar role under this Agreement and other than any claims arising out of any act or omission of the Borrower or any of its Affiliates. Notwithstanding the foregoing, the Borrower shall not be liable for the fees, charges and disbursements of more than one separate law firm for all Indemnitees in each relevant jurisdiction with respect to the same matter (unless there shall exist an actual or perceived conflict of interest among the Indemnitees, in which case, one or more additional law firms shall be permitted in each relevant jurisdiction to the extent necessary to eliminate such conflict). Without limiting the provisions of Section 3.01(c)(i), this Section 11.04(b)(i) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (i) or (i) of this Section to be paid by them to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, (i) the Loan Parties shall not assert, and the Loan Parties hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof and (ii) the Loan Parties shall not assert, and the Loan Parties hereby waive, any claim against any Indemnitee, on any theory of liability, for direct or actual damages arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby, except to the extent such damages are determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from (x) such Indemnitee’s gross negligence, bad faith or willful misconduct or (y) such Indemnitee’s material breach of this Agreement or any other Loan Document. No Indemnitee referred to in subsection (i) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, in each case not resulting from such Indemnitee’s gross negligence, bad faith or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment.

(e) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.

11.05	Payments Set Aside.

To the extent that any payment by or on behalf of a Loan Party is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under clause (a) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

11.06	Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns permitted hereby, except that the Loan Parties may not assign or otherwise transfer any of its rights or obligations hereunder or thereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (i) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (i) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents; provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment or the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single assignee (or to an assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default pursuant to Section 8.01(b)(i), (f) or (g) has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall have been deemed to have consented to any such assignment unless it shall have objected thereto by written notice to the Administrative Agent within 10 Business Days after receiving written notice thereof; and

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender.

(iii) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(iv) No Assignment to Certain Persons. No such assignment shall be made (A) to the Borrower or any of the Borrower’s Affiliates or Subsidiaries, or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (A) or (C) to a natural person.

(v) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be (x) entitled to the benefits of Sections 3.01, 3.04, 3.05 and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment and (y) otherwise subject to the obligations set forth in Section 11.07. Upon written request of the Borrower to the assigning Lender, such assigning Lender shall use commercially reasonable efforts to (x) return any related Note issued to the assigning Lender, or (y) in the case of any loss, theft or destruction of any such Note, provide a customary lost note affidavit from the assigning Lender in form and substance reasonably satisfactory to the Borrower. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (i) of this Section. Upon request by the Borrower, the Administrative Agent shall promptly notify the Borrower of any transfer by a Lender of its rights or obligations under this Agreement not subject to the Borrower’s consent in the form of a list of current Lenders, although the failure to give any such information shall not affect any assignments or result in any liability by the Administrative Agent.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in clauses (i) through (v) of Section 11.01(a) that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations (or, in each case, any amended or successor version). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Limitation on Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01, 3.04 or 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant if such Lender had not sold the participation, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(e)(i) as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

11.07	Treatment of Certain Information; Confidentiality.

Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of, and not disclose, the Information (as defined below), except that Information may be disclosed (a) to its Affiliates, to its auditors and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives who need to know such Information in connection with this Agreement and to its and its Affiliates’ insurance brokers, insurers and reinsurers in connection with credit risk insurance (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and will be subject to customary confidentiality obligations of professional practice or agree to be bound by the terms of this Section (or language substantially similar to this Section) with the disclosing party responsible for such person’s compliance with this Section), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), in which case the disclosing party agrees, to the extent permitted by law, rule or regulation and reasonably practicable, to inform the Borrower, except with respect to any customary audit or customary examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority, in advance thereof, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; provided that the Person required to disclose such information shall take reasonable efforts (at the Borrower’s expense) to ensure that any Information so disclosed shall be afforded confidential treatment, to the extent permitted by law, rule or regulation and reasonably practicable, to inform the Borrower, except with respect to any customary audit or customary examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority, promptly in advance thereof, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to such Person agreeing to be subject to the provisions of this Section 11.07 or an agreement containing provisions at least as restrictive as those of this Section 11.07, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (g) with the consent of the Borrower, (h) to any rating agency when required by it in connection with rating the Borrower or the credit facility provided hereunder, provided, that prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any Information received by it from the Administrative Agent, or any Lender, (i) on a confidential basis to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Loans or (j) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower who is not, to the knowledge of the Administrative Agent or such Lender, under an obligation of confidentiality to the Borrower with respect to such Information. In addition, the Administrative Agent, the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent or any of the Lenders in connection with the administration or servicing of this Agreement, the other Loan Documents and the Commitments. For the avoidance of doubt, nothing herein prohibits any individual from communicating or disclosing information regarding suspected violations of laws, rules, or regulations to a governmental, regulatory, or self-regulatory authority without any notification to any person.

For purposes of this Section, “Information” means all information received from the Parent or any Subsidiary relating to the Parent or any Subsidiary or any of their respective businesses.

Each of the Administrative Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Parent or any Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

11.08	Setoff.

If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Loan Parties against any and all of the obligations of the Loan Parties now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness; provided, that, in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.15 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

11.09	Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.10	Counterparts; Integration; Effectiveness.

This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

11.11	Survival of Representations and Warranties.

All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Loan, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

11.12	Severability.

If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 11.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.

11.13	Replacement of Lenders.

If (i) any Lender requests compensation under Section 3.04, (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, (iii) a Lender (a “Non-Consenting Lender”) does not consent to a proposed change, waiver, discharge or termination with respect to any Loan Document that has been approved by the Required Lenders as provided in Section 11.01 but requires the unanimous consent of all Lenders or all Lenders directly affected thereby (as applicable), (iv) any Lender is a Defaulting Lender or a Non-Accepting Lender, or (v) any Lender delivers a notice pursuant to Section 3.02 (each Lender described in the foregoing clauses (i) through (v), a “Replaced Lender”), then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 11.06(b);

(b) such Lender shall have received payment of an amount equal to one hundred percent (100%) of the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d) such assignment does not conflict with applicable Laws; and

(e) in the case of any such assignment resulting from a Non-Consenting Lender’s failure to consent to a proposed change, waiver, discharge or termination with respect to any Loan Document, the applicable replacement bank, financial institution or Fund consents to the proposed change, waiver, discharge or termination;

provided that the failure by such Replaced Lender to execute and deliver an Assignment and Assumption shall not impair the validity of the removal of such Replaced Lender and the mandatory assignment of such Replaced Lender’s Commitments and outstanding Loans pursuant to this Section 11.13 shall nevertheless be effective without the execution by such Replaced Lender of an Assignment and Assumption.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

11.14	Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 AND SECTION 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK) WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THAT WOULD REQUIRE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

(b) SUBMISSION TO JURISDICTION. EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN

DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

11.15	Waiver of Right to Trial by Jury.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.16	Electronic Execution.

The words “execution,” “signed,” “signature”, “delivery” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other modifications, Loan Notices, waivers and consents) shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept Electronic Signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it. Without limiting the generality of the foregoing, the Borrower hereby (i) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders and the Borrower, electronic images of this Agreement (including with respect to any signature pages hereto) shall have the same legal effect, validity and enforceability as any paper original and (ii) waives any argument, defense or right to contest the validity or enforceability of this Agreement based solely on the lack of paper original copies thereof, including with respect to any signature pages hereto. Upon the reasonable request of the Administrative Agent or any Lender, any Electronic Signature of any party to this Agreement shall, as promptly as practicable, be followed by such manually executed counterpart (which may be by fax or other electronic imaging). For purposes hereof, “Electronic Signature” shall have the meaning assigned to it by 15 USC §7006, as it may be amended from time to time.

11.17	USA PATRIOT Act.

Each Lender that is subject to the USA PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the USA PATRIOT Act and the Beneficial Ownership Regulation, it is required to (a) obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of the Loan Parties and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Loan Parties in accordance with the USA PATRIOT Act and (b) obtain a certification from the Borrower regarding the beneficial ownership of the Borrower to the extent required by the Beneficial Ownership Regulation. The Loan Parties shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

11.18	No Advisory or Fiduciary Relationship.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a)(i) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Lenders and the Lead Arrangers, are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Lenders and the Lead Arrangers, on the other hand, (ii) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b) (i) the Administrative Agent, each Lender and each Lead Arranger each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not and will not be acting as an advisor, agent or fiduciary, for the Borrower or any of Affiliates or any other Person and (ii) neither the Administrative Agent nor any Lender nor any Lead Arranger has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan

Documents; and (c) the Administrative Agent, the Lenders and the Lead Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent nor any Lender nor any Lead Arranger has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent, the Lenders or the Lead Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

11.19	Lender ERISA Representation.

(a) Each Lender (x) represents and warrants, as of the Closing Date (or, if later, the date that such Lender became a Lender party hereto), to, and (y) covenants, from the Closing Date (or, if later, the date that such Lender became a Lender party hereto) to the date such Lender ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Lead Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Loan Parties, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with entrance into, participation in, administration of and performance of the Loans, the Commitments or this Agreement,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the Closing Date (or, if later, the date that such Lender became a Lender party hereto), to, and (y) covenants, from the Closing Date

(or, if later, the date that such Lender became a Lender party hereto) to the date such Lender ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Lead Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Loan Parties, that none of the Administrative Agent, the Lead Arrangers or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

11.20	Acknowledgement and Consent to Bail-In of Affected Financial Institutions.

Solely to the extent any Lender that is an Affected Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

11.21	Acknowledgement Regarding Any Supported QFCs.

To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any swap contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b) As used in this Section 11.21, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

PARENT:	LABCORP HOLDINGS INC.,
a Delaware corporation

	By:	/s/ Thomas J. Kremer
Name: Thomas J. Kremer
Title: Senior Vice President and Treasurer

BORROWER:	LABORATORY CORPORATION OF AMERICA HOLDINGS,
a Delaware corporation

	By:	/s/Thomas J. Kremer
Name: Thomas J. Kremer
Title: Senior Vice President and Treasurer

Signature Page to Term Loan Credit Agreement

ADMINISTRATIVE AGENT:	WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent

	By:	/s/ Darin Mullis
Name: Darin Mullis
Title: Managing Director
LENDERS:
WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

	By:	/s/ Darin Mullis
Name: Darin Mullis
Title: Managing Director

PNC BANK, NATIONAL ASSOCIATION, as a Lender

	By:	/s/ Catherine E. Doane
Name: Catherine E. Doane
Title: Vice President

Signature Page to Term Loan Credit Agreement

Schedule 2.01

Commitments and Applicable Percentages

Lender	Term Loan Commitment	Applicable Percentage of Aggregate Term Loan Commitments
Wells Fargo Bank, National Association	500,000,000.00	66.6666666666667%
PNC Bank, National Association	250,000,000.00	33.3333333333333%
Total	$750,000,000.00	100.000000000%